Exhibit 10.28

CERTAIN INFORMATION, IDENTIFIED BY, AND REPLACED WITH, A MARK OF “[**]” HAS BEEN EXCLUDED FROM THIS DOCUMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Version

CREDIT AGREEMENT

Dated as of January 16, 2026

among

GLOBAL ATLANTIC LIMITED (DELAWARE),
as Holdings,

GLOBAL ATLANTIC (FIN) COMPANY,
as Finco,

THE BORROWERS PARTY HERETO,
as Borrowers,

WELLS FARGO BANK, N.A.,
as Administrative Agent,

and

THE LENDERS PARTY HERETO

WELLS FARGO SECURITIES, LLC,
BOFA SECURITIES, INC. and
BARCLAYS BANK PLC,
as Joint Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A. and
BARCLAYS BANK PLC,
as Syndication Agents

i

APPENDICES

Appendix A	Revolving Commitments

SCHEDULES

Schedule 5.12	Material Subsidiaries; Immaterial Subsidiaries; Unrestricted Subsidiaries
Schedule 7.01	Existing Liens
Schedule 10.02	Addresses for Notices

EXHIBITS

Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Revolving Loan Note
Exhibit C‑1	Form of Loan Notice
Exhibit C‑2	Form of Conversion/Continuation Notice
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Guarantee Agreement
Exhibit F-1	United States Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-2	United States Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-3	United States Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-4	United States Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G	Intercompany Subordination Provisions
Exhibit H	Form of Prepayment Notice
Exhibit I	Form of Joinder Agreement
Exhibit J	Form of Extension Offer

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of January 16, 2026 by and among GLOBAL ATLANTIC LIMITED (DELAWARE), a Delaware corporation (“GALD” or “Holdings”), GLOBAL ATLANTIC (FIN) COMPANY, a Delaware corporation and a wholly-owned subsidiary of Holdings (“Finco”), COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY, a Massachusetts-domiciled insurance company (“CWA”), FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY, a Massachusetts-domiciled insurance company (“FAFLIC”), FORETHOUGHT LIFE INSURANCE COMPANY, an Indiana-domiciled insurance company (“FLIC”), ACCORDIA LIFE AND ANNUITY COMPANY, an Iowa-domiciled insurance company (“Accordia”), GLOBAL ATLANTIC RE LIMITED, a Bermuda exempted company limited by shares registered as a Class 3A and Class C insurer under the Insurance Act (“GARe”), GLOBAL ATLANTIC ASSURANCE LIMITED, a Bermuda exempted company limited by shares registered as a Class 3A and Class E insurer under the Insurance Act (“GAAL” and, together with CWA, FAFLIC, FLIC, Accordia and GARe, collectively, the “Borrowers” and individually, each, a “Borrower”), the lenders from time to time party to this Agreement (collectively, the “Lenders”; individually, each, a “Lender”), WELLS FARGO BANK, N.A., as administrative agent for the Lenders (the “Administrative Agent”) and the other agents and arrangers party hereto.

RECITALS:

WHEREAS, the Borrowers have requested that the Lenders establish a revolving credit facility for the Borrowers, and the Lenders are willing to establish a revolving credit facility for the Borrowers upon the terms and conditions set forth herein;

WHEREAS, the Borrowers intend to use the proceeds of the revolving credit facility for working capital, general corporate purposes and growth initiatives of the Borrowers and their Subsidiaries;

WHEREAS, Holdings and Finco are willing to guarantee the obligations of the Borrowers, as provided in the Guarantee Agreement; and

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE 1
Definitions

Section 1.01         Certain Defined Terms.  The following terms have the following meanings:

“Accordia” has the meaning specified in the introduction to this Agreement.

“Administrative Agent” has the meaning specified in the introduction to this Agreement, and includes its successors and permitted assigns in such capacity.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 or such other address or account as the Administrative Agent may from time to time specify.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with, such Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners of the other Person or (b) to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract or otherwise.

“Agent-Related Persons” means the initial Administrative Agent and any successor Administrative Agent, in each case together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means the Administrative Agent, the Arrangers, the Bookrunners and the Syndication Agents.

“Agreement” means this Credit Agreement, as amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

“Annual Statement” means the annual statutory financial statement of any Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation, which statement shall be in the form required by such Insurance Subsidiary’s jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing annual statutory financial statements and shall contain the type of information permitted or required by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Credit Parties from time to time concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the Bribery Act 2016 of Bermuda, in each case, as may be amended from time to time.

“Anti-Money Laundering Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Credit Parties from time to time concerning or related to money laundering or terrorism financing, or any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, including but not limited to (i) the PATRIOT Act, and (ii) the Proceeds of Crime Act 1997, Financial Intelligence Agency Act 2007, Anti-Terrorism (Financial and Other Measures) Act 2004 and Proceeds of Crime Anti-Money Laundering and Anti-Terrorist Financing Supervision and Enforcement Act 2008 of Bermuda, in each case, as may be amended from time to time.

“Applicable Margin” and “Applicable Revolving Commitment Fee Percentage” mean a percentage, per annum, determined by reference to (i) in the case of the Applicable Margin, the Financial Strength Ratings of the Borrower of the applicable Revolving Loans, and (ii) in the case of the Applicable Revolving Commitment Fee Percentage, the Financial Strength Ratings of CWA, in each case as in effect from time to time, as set forth in the table below:

Pricing Level	Financial Strength Ratings S&P / Moody’s / Fitch	Applicable Margin for Base Rate Loans	Applicable Margin for SOFR Loans	Applicable Revolving Commitment Fee Percentage
1	≥ A+ / A1 /A+	[**]%	[**]%	[**]%
2	A / A2 / A	[**]%	[**]%	[**]%
3	≤ A- / A3 / A-	[**]%	[**]%	[**]%

Initially, the Applicable Margin and Applicable Revolving Commitment Fee Percentage shall be set at Pricing Level 2.  No change in the Applicable Margin or Applicable Revolving Commitment Fee Percentage shall be effective until one (1) Business Day after the date of the public announcement of a change in the applicable Financial Strength Ratings.  Within one (1) Business Day of the date of the public announcement of a change in any of the Financial Strength Ratings of any Borrower, the Administrative Agent shall give the Borrower Representative and each Lender notice of the Applicable Margin and the Applicable Revolving Commitment Fee Percentage in effect from such date.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any of Holdings or any of its Subsidiaries provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, which is distributed to the Administrative Agent or Lenders by means of electronic communications pursuant to Section 10.02(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, WFS, BofA Securities and Barclays.

[**]=Certain information contained in this document, marked by “[**]”, has been excluded because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee substantially in the form of Exhibit D or in another form reasonably acceptable to the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.05(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“BANA” means Bank of America, N.A.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Barclays” means Barclays Bank PLC.

“Base Rate” means, at any time, a fluctuating rate per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% per annum and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00% per annum; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Term SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable).  Notwithstanding the foregoing, in no event shall the Base Rate be less than 1.00%.

“Base Rate Loan” means a Revolving Loan that bears interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning assigned thereto in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.05(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)        in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)         in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such

Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark

Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.05(a) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.05(a).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bermuda Monetary Authority” means the Bermuda Monetary Authority, being the regulator of the financial services sector in Bermuda established under the Bermuda Monetary Authority Act 1969, or any successor thereto.

“BofA Securities” means BofA Securities, Inc.

“Bookrunners” means, collectively, WFS, BofA Securities and Barclays.

“Borrower” has the meaning specified in the introduction to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Release” has the meaning specified in Section 10.25.

“Borrower Representative” has the meaning specified in Section 1.07.

“Borrowing Date” means the date of a Credit Extension (other than a conversion or continuation of a Revolving Loan).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located or New York City.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy or liquidity of any bank or of any corporation controlling a bank.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all shares (of whatever class) in the capital of a Bermuda exempted company, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase any of the foregoing; provided that, for the avoidance of doubt, Capital Stock shall not be deemed to include debt convertible or exchangeable for any of the foregoing.

“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person under any leasing or similar arrangement that, in accordance with GAAP, would be classified as a capitalized lease, provided that, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.  For purposes of this definition, whenever in this Agreement it is necessary to determine whether a lease is a capital lease or an operating lease, such determination shall be made on the basis of GAAP as in effect on January 1, 2015.

“Cash Management Obligations” means obligations owed in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds or in respect of any credit card or similar services.

“CBOs” means notes or other instruments (other than CMOs) secured by collateral consisting primarily of debt securities and/or other types of debt obligations, including loans.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“Change of Control” means

(a) from and after the IPO, any acquisition, directly or indirectly, by any person or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act) of a percentage, on a fully diluted basis, of the outstanding shares of Voting Stock of the IPO Entity that is both (i) equal to or greater than 35% and (ii) greater than the percentage, on a fully diluted basis, of the outstanding shares of Voting Stock of the IPO Entity that is beneficially owned, directly or indirectly, by the Permitted Holders;

(b) from and after the IPO, any person or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, shall obtain, directly or indirectly, the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the IPO Entity (other than additional direct power of GAFGL to elect a majority of the members of the board of directors (or similar governing body) of GALD);

(c)(i) prior to the IPO, the Permitted Holders shall cease to beneficially own and control, directly or indirectly, at least 50.1% on a fully diluted basis of the outstanding shares of Voting Stock of GALD, (ii) Holdings shall cease to beneficially own and control, directly or indirectly, 100% on a fully diluted basis of the outstanding shares of Voting Stock of Finco or (iii) subject to Section 10.25, Holdings shall cease to beneficially own and control, directly or indirectly, 100% of the Capital Stock of any Borrower; or

(d) the occurrence of a “change of control” (howsoever defined) in any instrument governing any Indebtedness of Holdings or its Restricted Subsidiaries with an aggregate outstanding amount in excess of $250,000,000 that constitutes an “event of default” under such other debt instrument or would constitute an “event of default” after notice or passage of time under such other debt instrument.

For the avoidance of doubt, (A) the IPO will not constitute a Change of Control, (B) no change in ownership or control of KKR Management LLP, or indirect change in ownership or control of KKR solely as a result of a change in ultimate ownership or control of KKR Management LLP, is or will constitute a Change of Control and (C) no change in ownership or control of an entity released by a Borrower Release pursuant to Section 10.25 will constitute a Change of Control.

“Class” means a set of Revolving Commitments that have the same Commitment Termination Date and all Revolving Loans made with respect to such Revolving Commitments.  Until the effectiveness of an Extension pursuant to Section 2.12, there will be only one Class hereunder.

“Class Utilization of Revolving Commitments” means, as at any date of determination and with respect to any Class, the aggregate principal amount of all outstanding Revolving Loans under such Class.

“CMOs” means notes or other instruments secured by collateral consisting primarily of mortgages, mortgage-backed securities and/or other types of mortgage-related obligations.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” means that certain commitment letter, dated as of November 21, 2025, by and among GALD, Wells Fargo, WFS, BANA, BofA Securities and Barclays, as amended, restated, supplemented or otherwise modified from time to time.

“Commitment Termination Date” means, with respect to any Class of Revolving Commitments, the earliest to occur of (i) the later of (x) the date that is 364 days after the Effective Date and (y) the Extended Termination Date of such Class, if any, (ii) the date the Revolving Commitments of such Class are permanently reduced to zero pursuant to Section 2.05, and (iii) the date of the termination of the Revolving Commitments of every Class pursuant to Section 8.02.

“Compensation Period” has the meaning specified in Section 2.09(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit A executed by a Responsible Officer of Holdings.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “U.S. Government Securities Business Day” and “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.04 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” means, without duplication, any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection or indemnities or other similar obligations under contracts entered into in the ordinary course of business and not in respect of Indebtedness or the issuance of Capital Stock), or guarantees the payment of dividends or other distributions upon the shares of any other Person; provided that the obligations of any Person under or in connection with insurance policies, under or in connection with Reinsurance Agreements, or in connection with Investments of Insurance Subsidiaries or Subsidiaries of Insurance Subsidiaries permitted by the applicable Department shall not be deemed Contingent Obligations of such Person.  The amount of any

Contingent Obligation of any Person shall (subject to any limitation set forth therein) be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Conversion/Continuation Notice” means a notice of conversion or continuation of a Revolving Loan substantially in the form of Exhibit C‑2.

“Covered Party” has the meaning specified in Section 10.24(a).

“Credit Extension” means the making, conversion or continuation of a Revolving Loan.

“Credit Parties” means the Borrowers and the Guarantors.

“CWA” has the meaning specified in the introduction to this Agreement.

“Debt to Total Capitalization Ratio” means, as of any date of determination, without duplication, the ratio of (a) the principal amount of, and accrued but unpaid interest on, all consolidated Indebtedness (other than Operating Indebtedness, Indebtedness in respect of undrawn letters of credit, Non-Recourse Insurance Subsidiary Indebtedness or Intercompany Indebtedness) of any Person and its Restricted Subsidiaries outstanding on such date to (b) Total Capitalization of such Person and its Restricted Subsidiaries on such date.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including state or other insurance insolvency laws.

“Default” means any event or circumstance that constitutes an Event of Default or that, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.11(b), any Lender that

(a) has failed to (i) fund all or any portion of its Revolving Loans within two (2) Business Days of the date such Revolving Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due,

(b) has notified the Borrower Representative or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Revolving Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied),

(c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower Representative, to confirm in writing to the Administrative Agent or the Borrower Representative that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent),

(d) the Administrative Agent has received notification that such Lender is, or has a direct or indirect parent company that is (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or

(e) is subject of any Bail-In Action;

provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Department” means, with respect to any Insurance Subsidiary, the Governmental Authority of such Insurance Subsidiary’s state or other jurisdiction of domicile with which such Insurance Subsidiary is required to file its Annual Statement.

“Disposition” means the sale, assignment, leasing, transfer, contribution, conveyance, or other disposal of, any of a Person’s assets (other than cash) (including a sale and leaseback transaction and, in the case of any Restricted Subsidiary, the issuance or sale of its Capital Stock).  The terms “Dispose of” and “Disposed of” shall have correlative meaning.

“Disqualified Lender” means (i) certain insurance companies that have been identified in writing by GALD to the Arrangers on or prior to November 21, 2025 (and any Affiliate thereof that is clearly identifiable as such solely on the basis of its name) and (ii) certain additional insurance companies or insurance company holding companies that have become competitors or clients of any Credit Party or any of their Subsidiaries after the Effective Date identified in writing by Holdings to the Arrangers and the Administrative Agent (and any Affiliate thereof that is clearly identifiable as such solely on the basis of its name), provided that any Person (x) that is a Lender or that enters into a binding agreement to assume rights and obligations under this Agreement or (y) that is a Participant or that enters into a binding agreement to purchase a participation in all or a portion of a Lender’s rights and/or obligations under this Agreement and, in the case of either clause (x) or (y), subsequently becomes a Disqualified Lender (but was not a Disqualified Lender on the Effective Date or at the time it became a Lender or a Participant or entered into an agreement of such type, as applicable) shall be deemed to not be a Disqualified Lender hereunder.  The list of Disqualified Lenders shall be made available to all Lenders by posting such list to IntraLinks or another similar electronic system.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means January 16, 2026, or, if later, the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a Natural Person) approved by (i) the Administrative Agent and (ii) unless an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, the Borrower Representative (each such approval not to be unreasonably withheld, conditioned or delayed); provided that (x) notwithstanding the foregoing, “Eligible Assignee” shall not include any Credit Party or any of its Affiliates or any Disqualified Lender and (y) the Borrower Representative shall be deemed to have approved an assignee unless it shall object thereto by written notice to the Administrative Agent within fifteen (15) Business Days after having received notice thereof.

“Entitled Person” has the meaning set forth in Section 10.22(b).

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other legally binding governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of Holdings, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Holdings, Finco or a Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code solely for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Single Employer Pension Plan; (b) with respect to any Single Employer Pension Plan, the failure to satisfy the minimum funding standard under Sections 412 or 430 of the Code and Sections 302 or 303 of ERISA, whether or not waived, the failure to make by its due date a required installment under Section 430(j) of the Code or Section 303 of ERISA with respect to any Single Employer Pension Plan or the failure to make a required contribution to a Multiemployer Plan; (c) a withdrawal by any member of the ERISA Group from a Single Employer Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal by any member of the ERISA Group from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Single Employer Pension Plan or Multiemployer Plan; (f) an event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than required plan contributions and PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group; (h) the engagement by any member of the ERISA Group in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (i) a Multiemployer Plan is determined to be in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA, or, with respect to any Single Employer Pension Plan, a determination that it is “at risk” under Section 430 of the Code or Section 303 of ERISA; or (j) the imposition of a Lien under Section 430(k) of the Code or Section 303(k) or 4068 of ERISA.

“ERISA Group” means collectively, Holdings, Finco, the Borrowers and each ERISA Affiliate.

“Erroneous Payment” has the meaning assigned thereto in Section 9.14(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 9.14(d).

“Erroneous Payment Impacted Class” has the meaning assigned thereto in Section 9.14(d).

“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 9.14(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

[**].

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Loan Document, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of

[**]=Certain information contained in this document, marked by “[**]”, has been excluded because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender  (i) (other than an assignee pursuant to a request by a Borrower under Section 3.07 or 10.14) any United States federal withholding Tax that is imposed on amounts payable to such Lender under any laws in effect at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from a Borrower with respect to such withholding Tax pursuant to Section 3.01(a) or (ii) any Tax that is attributable to such Lender’s failure to comply with Section 3.01(e) and (c) any United States federal withholding Tax that is imposed pursuant to FATCA.

“Existing Finco Credit Agreement” means the Credit Agreement dated as of May 7, 2024, by and among GALD, Finco, certain entities from time to time party thereto as guarantors, the lenders from time to time party thereto, Wells Fargo, as administrative agent, and the other agents and arrangers party thereto.

“Extended Termination Date” has the meaning specified in Section 2.12(a).

“Extending Lender” has the meaning specified in Section 2.12(b).

“Extension” has the meaning specified in Section 2.12(a).

“Extension Offer” has the meaning specified in Section 2.12(a).

“Extension Response Date” has the meaning specified in Section 2.12(a).

“Facility” means, collectively, the Revolving Loans and Revolving Commitments therefor.

“FAFLIC” has the meaning specified in the introduction to this Agreement.

“FATCA” means current Sections 1471 through 1474 of the Code and any amended or successor version that is substantively comparable and not materially more onerous to comply with (including any current or future United States Treasury Regulations or other official administrative guidance promulgated thereunder), any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

“Federal Funds Rate” means, for any day, the greater of (i) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (ii) 0%; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means any fee letter agreement entered into pursuant to Section 2.07(c).

“Financial Strength Ratings” means, as of any date of determination, with respect to any Borrower, the financial strength ratings as determined by Moody’s, Fitch and S&P of such Borrower; provided that:

(a) if the Financial Strength Ratings of any Borrower issued by the foregoing rating agencies differ by one level, then the Pricing Level for the highest of such Financial Strength Ratings shall apply to such Borrower (with the Financial Strength Ratings for Pricing Level 1 being the highest and the Financial Strength Ratings for Pricing Level 3 being the lowest);

(b) if there is a split in the Financial Strength Ratings of any Borrower of more than one level, then the Pricing Level that is one level higher than the Pricing Level for the lowest of such Financial Strength Ratings shall apply to such Borrower; and

(c) if there are no Financial Strength Ratings available from any of the foregoing rating agencies with respect to any Borrower, then Pricing Level 3 shall apply to such Borrower.

“Fiscal Quarter” means any fiscal quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31.

“Fitch” means Fitch Ratings Limited, together with any Person succeeding thereto by merger, consolidation or acquisition of all or substantially all of its assets, including substantially all of its business of rating securities.

“FLIC” has the meaning specified in the introduction to this Agreement.

“Floor” means a rate of interest equal to 0%.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means a Subsidiary (which may be a corporation, limited liability company, partnership or other legal entity) organized under the laws of a jurisdiction outside the United States.

“FRB” means the Board of Governors of the Federal Reserve System and any Governmental Authority succeeding to any of its principal functions.

“Fund” means any Person (other than a Natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAL” has the meaning specified in the introduction to this Agreement.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), that are applicable to the circumstances as of the date of determination.

“GAFGL” means The Global Atlantic Financial Group LLC, a limited liability company incorporated and existing under the laws of Bermuda.

“GAFLL” means Global Atlantic Financial Life Limited, an exempted company incorporated and existing under the laws of Bermuda.

“GALD” has the meaning specified in the introduction to this Agreement.

“GARe” has the meaning specified in the introduction to this Agreement.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial or regulatory functions of or pertaining to government, including any board of insurance, insurance department, insurance commissioner or other insurance supervisory authority.

“Guarantee” has the meaning specified in the Guarantee Agreement.

“Guarantee Agreement” means the Guarantee Agreement, dated as of the Effective Date, among the Guarantors and the Administrative Agent, substantially in the form of Exhibit E.

“Guaranteed Obligations” has the meaning specified in the Guarantee Agreement.

“Guaranteed Parties” has the meaning specified in the Guarantee Agreement.

“Guaranteed Swap Contract” means any Swap Contract entered into by a Credit Party with any Person that, at the time such Swap Contract is entered into, is the Administrative Agent, any Arranger, any Bookrunner or any Lender (or an Affiliate of the Administrative Agent, any

Arranger, any Bookrunner or any Lender) to hedge interest rate risk of such Credit Party with respect to the Facility.

“Guarantors” means each of Holdings and Finco.

“Hazardous Material” means:  (a) any “hazardous substance,” as defined by CERCLA; (b) any “hazardous waste,” as defined by the Resource Conservation and Recovery Act; (c) petroleum and any petroleum product; or (d) any other pollutant, contaminant, chemical, material, waste or substance in any form that is subject to regulation or, as to which, liability or standards of conduct can be imposed under any Environmental Law.

“Historical Financial Statements” means, as of the Effective Date, the audited consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings for the Fiscal Years ended December 31, 2023 and December 31, 2024.

“Historical Statutory Statements” means the December 31, 2024 Annual Statement of each Insurance Subsidiary that is a Restricted Subsidiary.

“Holdings” means (a) prior to the IPO, GALD, and (b) upon and after the IPO, the IPO Entity.

“Hybrid Securities” means, at any time, trust preferred securities, deferrable interest subordinated debt securities, mandatory convertible debt or other hybrid securities issued by Finco, any Borrower or any Restricted Subsidiary that is accorded at least some equity treatment by S&P or Moody’s at the time of issuance thereof.

“Immaterial Subsidiary” means any Subsidiary of Holdings (other than any Credit Party) if (a) the Net Worth of such Subsidiary and its consolidated Restricted Subsidiaries as at the end of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b) was equal to or less than 5% of the Net Worth of Holdings and its consolidated Restricted Subsidiaries and (b) such Subsidiary has been designated in writing to the Administrative Agent by Finco; provided, that, if at any time the aggregate amount of the Net Worth of all Immaterial Subsidiaries of Holdings and their respective consolidated Restricted Subsidiaries as at the end of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b) exceeds 10% of the Net Worth of Holdings and its consolidated Restricted Subsidiaries as of such date, then Finco shall designate in writing to the Administrative Agent sufficient Immaterial Subsidiaries to no longer constitute Immaterial Subsidiaries so as to eliminate such excess, and each such designated Subsidiary shall thereupon cease to be an Immaterial Subsidiary.

“Increase Amount” means, at any time, the amount equal to (a) $500,000,000 less (b) the aggregate amount of all New Revolving Commitments effected at or prior to such time.  On the Effective Date, the Increase Amount is $500,000,000.

“Increased Amount Date” has the meaning specified in Section 2.13(a).

“Indebtedness” means, with respect to any Person, without duplication:  (a) all indebtedness of such Person for borrowed money or in respect of loans or advances; (b) all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all indebtedness in respect of letters of credit, whether or not drawn (provided that, solely for purposes of Section 7.06, indebtedness in respect of letters of credit that are not drawn and unpaid shall not constitute “Indebtedness”), and bankers’ acceptances and letters of guaranty issued for the account or upon the application or request of such Person; (d) all Capitalized Lease Liabilities of such Person; (e) the liabilities (if any) of such Person in respect of Swap Contracts as determined by reference to the Swap Termination Value thereof; (f) all obligations of such Person to pay the deferred purchase price of property or services that are included as liabilities in accordance with GAAP (other than accrued expenses incurred and trade accounts payable in each case in the ordinary course of business) and all obligations secured by a Lien on property owned or being purchased by such Person, but only to the extent of the lesser of the obligations secured or the value of the property to which such Lien is attached (including obligations arising under conditional sales or other title retention agreements); (g) any obligations of a partnership of the kind referred to in clauses (a) through (f) above or clause (h) or (i) below in which such Person is a general partner; (h) solely for purposes of Section 7.06, all obligations in respect of Hybrid Securities (other than Hybrid Securities (or the greatest portion thereof) that are treated as equity by S&P or Moody’s) of such Person; and (i) all Contingent Obligations of such Person in connection with Indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above; provided, that obligations under the Tax Benefit Payment Agreement shall not constitute Indebtedness.

“Indemnified Liabilities” has the meaning specified in Section 10.05(a).

“Indemnified Persons” has the meaning specified in Section 10.05(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document, and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, provisional liquidation, conservation, rehabilitation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, compromise with creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in any case, undertaken under U.S. Federal, state or foreign law, including Title 11 of the United States Code and the Companies Act 1981 of Bermuda.

“Insurance Act” means the Insurance Act 1978 of Bermuda and related regulations, rules, codes of conduct, or any guidance (in each case as amended) promulgated thereunder and/or issued by the Bermuda Monetary Authority.

“Insurance Investments” means Investments by an Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary for its investment portfolio (other than such Person’s Investments in its Restricted Subsidiaries engaged in insurance lines of business) in the ordinary course of business consistent with the policies and procedures approved by the board of directors or the investment committee (or other applicable committee) of such Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary.

“Insurance Subsidiary” means any Subsidiary of Holdings that is or is required to be licensed or registered as an insurer or reinsurer.

“Intercompany Indebtedness” means Indebtedness owed by Holdings or a Restricted Subsidiary to Holdings or a Restricted Subsidiary; provided that all such Indebtedness of any Credit Party owed to any Restricted Subsidiary that is not a Credit Party is unsecured and subject to the Intercompany Subordination Provisions.

“Intercompany Subordination Provisions” means the terms and conditions set forth on Exhibit G.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last Business Day of each calendar quarter and (b) with respect to any SOFR Loan, the last day of each Interest Period applicable to the Credit Extension of which such Revolving Loan is a part; provided that if any Interest Period for a SOFR Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date (but in each case, subject to the definition of “Interest Period”).

“Interest Period” means, with respect to any SOFR Loan, the period beginning on the date of the applicable Credit Extension and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower Representative may elect; provided that:

(a)         if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)      any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of the calendar month at the end of such Interest Period;

(c)        no Interest Period with respect to any portion of any Class of Revolving Loans shall extend beyond the Latest Commitment Termination Date; and

(d)         no tenor that has been temporarily removed from this definition pursuant to Section 3.05(d) shall be available for specification in any Loan Notice during such time that such tenor is unavailable.

For purposes hereof, the date of a Credit Extension initially shall be the date on which such Credit Extension is made and thereafter shall be the effective date of the most recent continuation of such Credit Extension.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Interest Type” means, when used with respect to any Revolving Loan, whether the rate of interest on such Revolving Loan is determined by reference to Term SOFR or the Base Rate.

“Investment” means any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase (including purchases financed with equity) of any Capital Stock, bonds, notes, obligations, debentures or other debt securities of, or any other investment in, any Person.

“IPO” means the consummation of the initial public offering of common Capital Stock in (a) GALD or (b) any Person (i) that is a Wholly-Owned Subsidiary of GALD immediately prior to the IPO and (ii) of which (A) Finco, (B) each Borrower, (C) each Person that is an Insurance Subsidiary (other than any Unrestricted Subsidiary) of GALD immediately prior to the IPO and (D) each Person that, immediately prior to the IPO, is a Subsidiary of GALD that directly or indirectly owns any Capital Stock of any Insurance Subsidiary (other than any Unrestricted Subsidiary) of GALD (including each such Subsidiary that is itself owned by an Insurance Subsidiary (other than any Unrestricted Subsidiary) of GALD), in the case of each of clauses (A) through (D), is a Wholly-Owned Subsidiary (GALD or such Person, as the case may be, the “IPO Entity”), in each case pursuant to an effective registration statement filed with the SEC pursuant to the Securities Act.

[**].

“IRS” means the Internal Revenue Service or any Governmental Authority succeeding to any of its principal functions under the Code.

“Joinder Agreement” means an agreement substantially in the form of Exhibit I.

“Judgment Currency” has the meaning set forth in Section 10.22(b).

“KKR” means KKR & Co. Inc.

[**]=Certain information contained in this document, marked by “[**]”, has been excluded because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Knowledge” means, with respect to any Person, the actual knowledge of the facts, circumstances or condition by a Responsible Officer, including the chief financial officer, president, chief executive officer, treasurer, senior vice president or vice president, of such Person involved in negotiating the Transactions.

“Latest Commitment Termination Date” means the latest of the Commitment Termination Dates of all Classes hereunder.

“Lenders” has the meaning specified in the introduction to this Agreement and includes any other Person that shall have become a party hereto pursuant to an Assignment and Assumption in accordance with Section 10.07, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lending Office” means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” or “Domestic Lending Office”, as the case may be, in its administrative questionnaire delivered to the Administrative Agent, or such other office or offices or office of a third party or sub-agent, as appropriate, as such Lender may from time to time notify the Borrower Representative and the Administrative Agent.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease or any financing lease having substantially the same economic effect as any of the foregoing) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease or a licensor under a license that does not otherwise secure an obligation.

“Loan Documents” means this Agreement and amendments of and joinders to this Agreement that are deemed pursuant to their terms to be Loan Documents for purposes hereof, all Revolving Loan Notes, the Guarantee Agreement and the Fee Letters.

“Loan Notice” means a notice of Credit Extension substantially in the form of Exhibit C‑1.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, properties, results of operations or condition (financial or otherwise) of Holdings and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the ability of any Credit Party to perform under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party; or (d) a material adverse change in the rights, remedies and benefits available to, or conferred upon, the Administrative Agent and any Lender under any Loan Document.

“Material Indebtedness” means Indebtedness having an aggregate outstanding principal amount, individually or in the aggregate, with all other Indebtedness of the Credit Parties and their respective Restricted Subsidiaries (excluding Intercompany Indebtedness, Indebtedness under the Loan Documents and Operating Indebtedness which is recourse only to a Subsidiary of Finco which is a special purpose life insurance captive vehicle) of not less than the greater of $150,000,000 and (ii) 2.00% of the Net Worth of Holdings and its consolidated Restricted Subsidiaries.

“Material Subsidiary” means any Subsidiary other than any Immaterial Subsidiary or Unrestricted Subsidiary.

“MNPI” means material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to any Credit Party or their respective affiliates or securities.

“Moody’s” means Moody’s Investors Service, Inc., together with any Person succeeding thereto by merger, consolidation or acquisition of all or substantially all of its assets, including substantially all of its business of rating securities.

“Multiemployer Plan” means a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA, to which any member of the ERISA Group makes, is making or is obligated to make contributions or, during the preceding six calendar years, has made, or been obligated to make, contributions.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto, or in the absence of the National Association of Insurance Commissioners or such successor, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissioners and similar Governmental Authorities of the various states of the United States toward the promotion of uniformity in the practices of such Governmental Authorities.

“Natural Person” means a natural person or any company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

“Net Income” means, for any Person for any period, the net income (or loss) of such Person for such period as determined, unless otherwise indicated, in accordance with GAAP.

“Net Worth” means the total common and preferred shareholders’ equity of any Person as determined in accordance with GAAP (calculated excluding (i) accumulated other comprehensive income (loss), (ii) any charges taken to write off any goodwill included on such Person’s balance sheet on the Effective Date to the extent such charges are required by FASB ASC 320 (Investments—Debt and Equity Securities) and ASC 350 (Intangibles—Goodwill and Others), (iii) all noncontrolling interests (as determined in accordance with FASB ASC 810

(Consolidation)), and (iv) reinsurance embedded derivatives as determined in accordance with FASB ASC 815-15-55-102 (formerly known as FASB Derivative Implementation Group B-36)).

“New Revolving Commitment” has the meaning set forth in Section 2.13(a).

“New Revolving Loan” has the meaning set forth in Section 2.13(b).

“New Revolving Loan Lender” has the meaning set forth in Section 2.13(a).

“Newly Acquired Subsidiary” means any Subsidiary that is not a Subsidiary on the Effective Date but that becomes a Subsidiary after the Effective Date, but only during the 180 days after the first date on which such Subsidiary became a Subsidiary.

“Newly Acquired Subsidiary Debt” any Indebtedness solely of a Newly Acquired Subsidiary existing at the time such Person becomes a Subsidiary and not created in contemplation of such event.

“Non-Consenting Lender” means a Lender that does not consent to an amendment or waiver pursuant to Section 10.01 that requires the consent of all or all affected Lenders in order to become effective and as to which the Required Lenders have consented.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning specified in Section 2.12(b).

“Non-Recourse Insurance Subsidiary Indebtedness” means non-recourse Indebtedness of Insurance Subsidiaries and Subsidiaries thereof incurred in the ordinary course of business resulting from the sale or securitization of non-admitted assets, policy loans, CBOs and CMOs or other similar instruments and structures.

“Obligations” means all advances to, and debts, liabilities and obligations of, any Credit Party arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Credit Party under any Loan Document and (b) the obligation of any Credit Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Credit Party.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Operating Indebtedness” of any Person means, at any date, without duplication, any Indebtedness of such Person (a) in respect of AXXX, XXX and other similar life or annuity reserve requirements, (b) incurred in connection with repurchase agreements and securities lending, (c) to the extent the proceeds of which are used directly or indirectly (including for the purpose of funding portfolios that are used to fund trusts in order) to support AXXX, XXX and other similar life or annuity reserves, (d) to the extent the proceeds of which are used to fund discrete assets or pools of assets (and any related hedge instruments and capital) that are segregated from other assets of such Person and in the judgment of such Person have sufficient cash flow to pay principal and interest thereof, with insignificant risk of other assets of such Person being called upon to make such principal and interest payments, (e) in respect of undrawn letters of credit or drawn letters of credit that are reimbursed, issued on behalf of any Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary in the ordinary course of its business for insurance regulatory or reinsurance purposes, (f) that is owed to a Federal Home Loan Bank or (g) that is excluded entirely from financial leverage by either S&P or Moody’s in its evaluation of Holdings.

“Organization Documents” means (i) with respect to any corporation or company limited by shares, the certificate or articles of incorporation, the bylaws or bye-laws, the memorandum of association, any certificate of designation or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, (ii) with respect to any limited liability company, the certificate or articles of formation, organization or incorporation and operating or LLC agreement and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, or in the case of clauses (i), (ii) and (iii), the equivalent or comparable constituent documents with respect to any Foreign Subsidiary.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Revolving Loans, Revolving Commitments or Loan Documents).

“Other Taxes” means any present or future recording, stamp, court, documentary, intangible, filing or similar Taxes or any other excise, sales or property Taxes, charges or similar levies that arise from any payment made under this Agreement or any other Loan Document or from the execution, delivery, performance, enforcement or registration of, or from the receipt of or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07 or 10.14).

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(d).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Recipient” has the meaning assigned thereto in Section 9.14(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Periodic Term SOFR Determination Day” has the meaning assigned thereto in the definition of “Term SOFR”.

“Permitted Holders” means any of KKR and its Subsidiaries.

“Permitted Swap Obligations” means all obligations (contingent or otherwise) existing or arising under Swap Contracts; provided that (x) each of the following criteria is satisfied:  (a) such obligations are (or were) entered into by such Person in the ordinary course of business and consistent with past practices of such Person for the purpose of managing risks associated with liabilities, commitments or assets held by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a “market view” and (b) such Swap Contracts do not contain any provision (a “walk-away” provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party or (y) such obligations are obligations of an Insurance Subsidiary entered into by such Person in the ordinary course of business and consistent with past practices of such Person to transfer risk that might otherwise be transferred by insurance or reinsurance transactions (and is an established line of business for such Person) and not for purposes of speculation or taking a “market view”.

“Person” means an individual, partnership, corporation, company, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority or other entity of whatever nature.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) that the Borrowers or any of their respective Subsidiaries sponsor or maintain or to which the Borrowers or any of their respective Subsidiaries make, are making or are obligated to make, contributions and includes any Single Employer Pension Plan.

“Platform” has the meaning specified in Section 6.02.

“Portfolio Interest Exemption” has the meaning specified in Section 3.01(e)(B)(iii).

“Post-IPO Offerings” means any offering, whether public or private, of capital stock of the IPO Entity after the IPO.

“Prepayment Notice” means a written notice made pursuant to Section 2.05(e) substantially in the form of Exhibit H.

“Pricing Level” means any of Pricing Level 1, Pricing Level 2 or Pricing Level 3 set forth in the table in the definition of “Applicable Margin” and “Applicable Revolving Commitment Fee Percentage”.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (a) the Revolving Commitment of that Lender by (b) the aggregate Revolving Commitments of all Lenders; provided that if the Revolving Commitment of each Lender has been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Purchase Money Debt” means Indebtedness incurred by a Person in connection with the purchase of fixed or capital assets by such Person, in which assets the seller or financier thereof has taken or retained a Lien; provided that (x) any such Lien attaches to such assets concurrently with or within 120 days after the purchase thereof by such Person and (y) at the time of incurrence of such Indebtedness, the aggregate principal amount of such Indebtedness shall not exceed the costs of the assets so purchased plus fees and expenses reasonably related thereto.

“QFC Credit Support” has the meaning specified in Section 10.24.

“Quarterly Statement” means the quarterly statutory financial statement of any Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing quarterly statutory financial statements and shall contain the type of financial information permitted by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

“Redomiciled Borrower” means any Borrower that has redomiciled its jurisdiction of organization after the Effective Date to a jurisdiction other than Bermuda or the United States (or any state, territory or political subdivision thereof).

“Register” has the meaning specified in Section 10.07(c).

“Regulations T, U and X” means Regulations T, U and X, respectively, of the Board of Governors of the Federal Reserve System, in each case as in effect from time to time.

“Reinsurance Agreements” means any agreement, contract, treaty, certificate or other arrangement by which any Insurance Subsidiary agrees to transfer or cede to another insurer all or part of the liability assumed or assets held by it under one or more insurance, annuity, reinsurance or retrocession policies, agreements, contracts, treaties, certificates or similar arrangements.  Reinsurance Agreements shall include, but not be limited to, any agreement, contract, treaty, certificate or other arrangement that is treated as such by the applicable Department.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners (to the extent such Person is a partnership), directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection, migration or leaching into or through the Environment.

“Release Notice” has the meaning specified in Section 10.25.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Lenders” means, as of any date of determination, one or more Lenders having or holding Revolving Exposure and unused Revolving Commitments representing more than 50% of the aggregate Revolving Exposure and unused Revolving Commitments of all Lenders; provided that the aggregate amount of Revolving Exposure and unused Revolving Commitments shall be determined with respect to any Defaulting Lender by disregarding the Revolving Exposure and unused Revolving Commitments of such Defaulting Lender.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority and orders of,

and all applicable restrictions imposed by, all Governmental Authorities, in each case applicable to or legally binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer, or other officer of similar stature or responsibility, of a Credit Party.  Any document delivered under any Loan Document that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.  Unless otherwise specified, “Responsible Officer” means a Responsible Officer of Holdings.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary; provided that upon the occurrence of any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Revolving Commitment” means, with respect to any Lender, the commitment of such Lender to make or otherwise fund any Revolving Loan hereunder, and “Revolving Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Revolving Commitment as of the Effective Date, if any, is set forth on Appendix A or in the applicable Assignment and Assumption or Joinder Agreement, as applicable, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Revolving Commitments as of the Effective Date is $3,000,000,000.

“Revolving Commitment Period” means, with respect to any Class of Revolving Commitments, the period from the Effective Date to but excluding the Commitment Termination Date of such Class.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, the aggregate outstanding principal amount of the Revolving Loans of that Lender.

“Revolving Loan” means a loan made by a Lender to a Borrower pursuant to Section 2.01(a).

“Revolving Loan Note” means a promissory note in the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, together with any Person succeeding thereto by merger, consolidation or acquisition of all or substantially all of its assets, including substantially all of its business of rating securities.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of comprehensive territorial Sanctions (as of the Effective Date, the Crimea, Kherson and Zaporizhzhia regions of Ukraine, so-called Donetsk People’s Republic, so-called Luhansk People’s Republic of Ukraine, Cuba, Iran and North Korea).

“Sanctioned Person” means, at any time, any Person that is the target of Sanctions, including without limitation: (a) any Person listed in any Sanctions-related list of designated Persons maintained by Global Affairs Canada, the United States government (including OFAC or the U.S. Department of State) or any other applicable sanctions authority where a Credit Party is located or conducts business or any other applicable sanctions authority that is otherwise described in the definition for Sanctions, (b) the government or governmental authority of a Sanctioned Country or Venezuela, (c) any Person located, organized or resident in a Sanctioned Country,(d) any Person owned or controlled by a Person or Persons described in the foregoing clause (a), (b) or (c) (as “owned” and “controlled” are defined or interpreted under relevant Sanctions).

“Sanctions” means any economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by: (a) the United States government; (b) the United Nations Security Council; (c) the European Union or its Participating Member States; (d) the United Kingdom; (e) the Government of Canada; (f) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, OFAC, the U.S. Department of State, Global Affairs Canada, and/or His Majesty’s Treasury; or (g) any other Governmental Authorities having jurisdiction over any Credit Party.

“SAP” means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) in the jurisdiction of such Insurance Subsidiary for the preparation of annual statements and other financial reports by insurance companies of the same type as such Insurance Subsidiary that are applicable to the circumstances as of the date of filing of such statement or report.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933 and the regulations promulgated thereunder.

“Single Employer Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, other than a Multiemployer Plan, that any member of the ERISA Group sponsors or maintains, or to which any member of the ERISA Group makes or is obligated to make contributions or would reasonably be expected to have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Revolving Loan that bears interest based on Term SOFR.

“Specified Currency” has the meaning set forth in Section 10.22(a).

“Specified Place” has the meaning set forth in Section 10.22(a).

“Subsidiary” of a Person means any corporation, company, partnership, limited liability company, limited liability partnership, joint venture, trust, association or other unincorporated organization of which or in which such Person and such Person’s Subsidiaries own directly or indirectly more than 50% of (a) the combined voting power of all classes of shares or stock having general voting power under ordinary circumstances to elect a majority of the board of directors, if it is a company or corporation, (b) the voting or managing interests (which shall mean the general partner in the case of a partnership), if it is a partnership, joint venture or similar entity, (c) the beneficial interest, if it is a trust, association or other unincorporated organization or (d) the voting or managing membership interests, if it is a limited liability company.  Unless otherwise specified, “Subsidiary” means a Subsidiary of Holdings.  Unless otherwise specified, when used herein, the term “Subsidiary” of KKR shall not include any portfolio company of KKR or any of its Subsidiaries.  For the avoidance of doubt, neither Holdings nor any of its Subsidiaries shall be considered a portfolio company of KKR or any of its Subsidiaries.

“Supported QFC” has the meaning specified in Section 10.24.

“Swap Contract” means any agreement relating to any transaction (whether or not arising under a master agreement) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, futures contract, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option, credit derivative transaction or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and any master agreement relating to or governing any or all of the foregoing.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts and all rights to set off against collateral posted in respect of such Swap Contract, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by Holdings based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

“Syndication Agents” means, collectively, BANA and Barclays and their respective successors and assigns in such capacity.

“Tax Allocation Agreement” means that certain Amended and Restated Tax Allocation Agreement among Global Atlantic (Fin) Company, Commonwealth Annuity and Life Insurance Company, First Allmerica Financial Life Insurance Company, Global Atlantic Distributors, LLC, GA Risk Advisors, Inc., Global Atlantic Risk Advisors, LP, Global Atlantic Financial Company, Accordia Life and Annuity Company, Forethought Life Insurance Company, Forelife Agency, Inc., Global Atlantic Investment Advisors, LLC, Cape Verity I, Inc., Cape Verity III, Inc. and Gotham Re, Inc., dated as of January 1, 2025 (and any successor agreement thereto).

“Tax Benefit Payment Agreement” means the Tax Benefit Payment Agreement, dated as of April 30, 2013, among Finco, as Payor, GAFLL, as Intermediate Guarantor, GAFGL, as Parent Guarantor and The Goldman Sachs Group, Inc., as Payee.

“Tax Status Certificate” has the meaning specified in Section 3.01(e)(B)(iii).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means,

(a)        for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)         for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00

p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

Notwithstanding the foregoing, in no event shall Term SOFR be less than the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Capitalization” means, without duplication, (a) the amount described in clause (a) of the definition of “Debt to Total Capitalization Ratio” plus (b) the Net Worth of the applicable Person.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the aggregate principal amount of all outstanding Revolving Loans.

“Transactions” means the (i) execution, delivery and performance by each Credit Party of the Loan Documents to which it is to be a party, (ii) borrowing of Revolving Loans and use of the proceeds thereof and (iii) payment of fees and expenses incurred in connection with the foregoing.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unextended Termination Date” has the meaning specified in Section 2.12(a).

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” each means the United States of America.

“Unrestricted Subsidiary” means (x) from and after the Effective Date (until such time as it is designated as a Restricted Subsidiary pursuant to Section 6.09 subsequent to the Effective Date), [**], and (y) any other Subsidiary designated by the board of directors (or similar governing body) of any Credit Party of which such Subsidiary is a direct or indirect Subsidiary, as an Unrestricted Subsidiary pursuant to Section 6.09 subsequent to the date hereof.  Any Credit Party may designate any of its subsidiaries (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its subsidiaries, directly or indirectly, owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, Holdings or any Subsidiary (other than any subsidiary of the subsidiary to be so designated); provided that (i) each of (A) the subsidiary to be so designated and (B) its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of any Credit Party or any Restricted Subsidiary (after giving effect to such designation), (ii) no Credit Party may designate (A) Finco, (B) any Borrower, (C) any Insurance Subsidiary other than [**] or (D) any Credit Party’s Subsidiary  that directly or indirectly owns any Capital Stock of Finco, any Borrower, or any Insurance Subsidiary other than [**] to be an Unrestricted Subsidiary and (iii) for the avoidance of doubt, there shall be no Unrestricted Subsidiaries on the Effective Date, other than [**], each of which is expressly designated as an Unrestricted Subsidiary as of the Effective Date.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.24.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Voting Stock” of any Person means Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock, shares or other relevant equity interest has voting power by reason of any contingency) to vote in the election of the board of directors or similar governing body of such Person.

“Wells Fargo” means Wells Fargo Bank, N.A.

[**]=Certain information contained in this document, marked by “[**]”, has been excluded because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“WFS” means Wells Fargo Securities, LLC.

“Wholly-Owned Subsidiary” means any Person in which all of the Capital Stock (other than directors’ and national citizen qualifying shares or similar de minimis holdings by another Person, in each case, as required by law) is owned, beneficially and of record, by Holdings, or by one or more of the other Wholly-Owned Subsidiaries, or both.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02         Other Interpretive Provisions.

(a)          The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)         The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Article, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)         (i)          The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii)          The term “including” is not limiting and means “including without limitation”.

(iii)       In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(iv)         The term “will” shall be construed to have the same meaning and effect as the word “shall”.

(d)         Unless otherwise expressly provided herein or the context requires otherwise, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation, (iii) any reference herein to a Person shall be construed to include such Person’s permitted successors and assigns and (iv) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(e)       The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f)         This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(g)       This Agreement and the other Loan Documents are the result of negotiations among, and have been reviewed by counsel to, the Administrative Agent, each Borrower and the other parties, and are the products of all parties.  Accordingly, they shall not be construed against the Lenders or the Administrative Agent merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.

Section 1.03         Classification of Loans.  For purposes of this Agreement, Revolving Loans may be classified and referred to by Interest Type (e.g., a “SOFR Loan”).

Section 1.04         Accounting Principles.

(a)        Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP as in effect from time to time, consistently applied.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Holdings and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)         References herein to particular columns, lines or sections of any Person’s Annual Statement shall be deemed, where appropriate, to be references to the corresponding column, line or section of such Person’s Quarterly Statement, or if no such corresponding column, line or section exists or if any report form changes, then to the corresponding item referenced thereby.  In the event the columns, lines or sections of the Annual Statement or Quarterly Statement referenced herein are changed or renumbered from the columns, lines and sections applicable to the December 31, 2024 Annual Statement, all such references shall be deemed references to such column, line or section as so renumbered or changed.

(i)           If, at any time after the date of this Agreement, any material change is made to GAAP or Holdings’ accounting practices that would affect in any material respect the determination of compliance with the covenants set forth in this Agreement, Holdings shall notify the Administrative Agent of the change and Holdings and the Administrative Agent shall negotiate in good faith to amend such covenant, subject to the approval of the Required Lenders, to restore Holdings and the Lenders to the position they occupied before the implementation of such material change in GAAP or accounting practices; provided that if Holdings and the Administrative Agent are unable to reach agreement within sixty (60) days following the implementation of such material change, the Administrative Agent shall be permitted, acting in good faith, to make such amendments, in each case subject to the approval of the Required Lenders, to the covenants set forth in this Agreement as it reasonably determines are necessary to restore Holdings and the Lenders to the position they occupied prior to the implementation thereof.

Section 1.05         Divisions.

(a)        Solely with respect to Sections 6.04, 6.09 and 7.02, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws):  (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

Section 1.06       Rates.  The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.05, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes.  The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrowers.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.07      Borrower Representative.  Each Borrower hereby appoints and designates Finco as its “Borrower Representative”.  The Borrower Representative will be acting as agent on behalf of each of the Borrowers for the purpose of issuing notices of borrowing and notices of conversion/continuation of any Revolving Loans pursuant to Section 2.03 or similar notices, giving instructions with respect to the disbursement of the proceeds of the Revolving Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents.  Finco hereby accepts such appointment and designation.  Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

ARTICLE 2
The Credits

Section 2.01         Revolving Loans.

(a)         Revolving Commitments.  At any time prior to the Latest Commitment Termination Date, subject to the terms and conditions hereof, each Lender with a Revolving Commitment under an outstanding Class severally agrees to make Revolving Loans in Dollars to each Borrower, severally, and not jointly or jointly and severally; provided that, after giving effect to the making of any Revolving Loans, in no event shall (i) such Lender’s Revolving Exposure exceed such Lender’s Revolving Commitment of such Class, or (ii) the Class Utilization of Revolving Commitments of any Class exceed the Revolving Commitments of the same Class then in effect.  Amounts borrowed pursuant to this Section 2.01(a) may be repaid and reborrowed prior to the Latest Commitment Termination Date, subject to the terms and conditions hereof.  The Revolving Commitments of a Class shall expire on the Commitment Termination Date of such Class and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments of such Class shall be paid in full no later than such date. Notwithstanding anything to the contrary in this Agreement, the liability of each Borrower under this Agreement and the other Loan Documents shall be several, and not joint or joint and several.

(b)          Borrowing Mechanics for Revolving Loans.

(i)         Revolving Loans shall be made in an aggregate minimum amount of $2,500,000 and integral multiples of $1,000,000 in excess of that amount.

(ii)       Whenever any Borrower desires that Lenders make Revolving Loans, the Borrower Representative shall deliver to the Administrative Agent a fully executed and delivered Loan Notice no later than 12:00 noon (New York City time) (A) in the case of a SOFR Loan, at least three (3) Business Days in advance of the proposed Borrowing Date, (B) in the case of one or more Base Rate Loans in an aggregate principal amount greater than $100,000,000, at least one (1) Business Day in advance of the proposed Borrowing Date, and (C) in the case of one or more Base Rate Loans in an aggregate principal amount equal to or less than $100,000,000, on the proposed Borrowing Date; provided that, if such Borrowing Date is the Effective Date, such Loan Notice may be delivered within such period shorter than three (3) Business Days as may be agreed by the Administrative Agent with respect to SOFR Loans.  A Loan Notice for a Revolving Loan that is a SOFR Loan shall be irrevocable on and after the related Interest Rate Determination Date.

(iii)       Notice of receipt of each Loan Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender by facsimile or other electronic communication with reasonable promptness, but (provided that the Administrative Agent shall have received such notice by 12:00 noon (New York City time)) not later than 3:00 p.m. (New York City time) on the same day as the Administrative Agent’s receipt of such Loan Notice from the Borrower Representative (or, in the case of a Loan Notice delivered pursuant to Section 2.01(b)(ii)(C), not later than ninety minutes after the Administrative Agent’s receipt of such Loan Notice from the Borrower Representative).

(iv)        Each Lender shall make the amount of its Revolving Loan available to the Administrative Agent not later than 12:00 noon (New York City time) (or, in the case of Base Rate Loans with respect to which a Loan Notice is delivered pursuant to Section 2.01(b)(ii)(C), provided that the Administrative Agent shall have received such notice by 12:00 noon (New York City time), not later than the later of (x) three hours after the Administrative Agent’s receipt of such Loan Notice from the Borrower Representative and (y) 2:00 p.m. (New York City time)) on the applicable Borrowing Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Office.  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Revolving Loans available to the applicable Borrower on the applicable Borrowing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by the Administrative Agent from Lenders to be credited to the account of the applicable Borrower at the Administrative Agent’s Office or to such other account or accounts as may be designated in writing to the Administrative Agent by such Borrower.

Section 2.02        Pro Rata Shares.  All Revolving Loans shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a

Revolving Loan requested hereunder nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Revolving Loan requested hereunder.

Section 2.03         Conversion and Continuation of Revolving Loans.

(a)         Each conversion of Revolving Loans from one Interest Type to the other, and each continuation of SOFR Loans, shall be made upon the Borrower Representative’s irrevocable written notice to the Administrative Agent in the form of a Conversion/Continuation Notice, appropriately completed and signed by a Responsible Officer of the Borrower Representative.  Each such Conversion/Continuation Notice must be received by the Administrative Agent not later than 12:00 noon (New York City time) three (3) Business Days prior to the requested date of any conversion to or continuation of SOFR Loans or of any conversion of SOFR Loans to Base Rate Loans.  Except as otherwise provided herein, a SOFR Loan may be continued or converted only on the last day of an Interest Period for such SOFR Loan.  The Administrative Agent shall determine the interest rate that shall apply to any converted or continued SOFR Loans pursuant to Section 2.06(c).

(b)        Each Conversion/Continuation Notice shall specify (i) whether the Borrower Representative is requesting a conversion of Revolving Loans from one Interest Type to the other, or a continuation of SOFR Loans, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be converted or continued, (iv) the Interest Type of Revolving Loans to which existing Revolving Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto (each such Interest Period shall comply with the provisions of the definition of “Interest Period”).

(c)        Notwithstanding any contrary provision hereof, if (i) an Event of Default of the type described in Section 8.01(a), (f) or (g) has occurred and is continuing, unless the Required Lenders otherwise consent, or (ii) any other Event of Default has occurred and is continuing and the Required Lenders have so requested, each Revolving Loan will be converted into a Base Rate Loan at the end of the Interest Period applicable thereto.

Section 2.04         Notes; Loan Accounts.

(a)         Each Revolving Loan made by each Lender shall be evidenced by one or more loan accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The loan accounts or records maintained by the Administrative Agent and each Lender shall be conclusive evidence of the amount of the Revolving Loans made by the Lenders to each Borrower and the interest and payments thereon absent manifest error.  Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligations of any Borrower hereunder to pay any amount owing with respect to the Revolving Loans made to such Borrower.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b)        Upon the request of any Lender made through the Administrative Agent, instead of or in addition to loan accounts, the Revolving Loans made by each Lender may be evidenced by one or more Revolving Loan Notes.  Each Lender shall endorse on the schedules annexed to its Revolving Loan Note the date, amount and maturity of each Revolving Loan deemed made by it and the amount of each payment of principal made by the applicable Borrower with respect thereto.  Each such Lender is irrevocably authorized by the applicable Borrower to endorse its Revolving Loan Note and each Lender’s record shall be conclusive absent manifest error; provided that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Revolving Loan shall not limit or otherwise affect the obligations of the applicable Borrower hereunder or under any such Revolving Loan Note to such Lender.

Section 2.05         Prepayments.

(a)         Optional Prepayments.  Each Borrower will have the right at any time to prepay Revolving Loans that have been borrowed by it, in whole or in part, and if in part in minimum amounts of $2,500,000 or any multiple of $1,000,000 in excess thereof, subject to the provisions of this Section 2.05.

(b)          Voluntary Commitment Reductions.

(i)        The Borrower Representative may, upon not less than three (3) Business Days’ prior written or telephonic notice to the Administrative Agent (or such shorter period of time as may be agreed to by the Administrative Agent), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments, pro rata with respect to each Class, in an aggregate amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii)         The Borrower Representative’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.

(c)         Mandatory Prepayments.  The Borrowers shall from time to time prepay the Revolving Loans to the extent necessary so that no Class’s Class Utilization of Revolving Commitments exceeds such Class’s Revolving Commitments then in effect.

(d)        Application of Prepayments.  Any prepayment of Revolving Loans pursuant to Section 2.05(a) or Section 2.05(c) shall be applied to repay outstanding Revolving Loans owing by the Borrower making such prepayment to the full extent thereof without any permanent reduction of any Revolving Commitments.

(e)         Notice of Prepayments.  The Borrower Representative shall notify the Administrative Agent in the form of a Prepayment Notice of any prepayment of any Revolving Loan hereunder not later than 12:00 noon (New York City time) one (1) Business Day before the date of prepayment.  Each such Prepayment Notice shall be irrevocable (other than to the extent provided in connection with refinancing the Obligations) and shall specify the prepayment date and the principal amount of each Revolving Loan or portion thereof to be prepaid.

(f)         Application of Prepayments of Revolving Loans to Base Rate Loans and SOFR Loans.  Considering each Class of Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to SOFR Loans, in each case in a manner which minimizes the amount of any payments required to be made by the applicable Borrower pursuant to Section 3.04.

Section 2.06         Interest.

(a)         Except as otherwise set forth herein, each Class of Revolving Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)           if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii)          if a SOFR Loan, at Term SOFR plus the Applicable Margin.

(b)        The basis for determining the rate of interest with respect to any Revolving Loan, and the Interest Period with respect to any SOFR Loan, shall be selected by the Borrower Representative and notified to the Administrative Agent and Lenders pursuant to the applicable Loan Notice or Conversion/Continuation Notice, as the case may be; provided that the Borrower Representative may not select Term SOFR for any Credit Extension if the aggregate amount of such Credit Extension is less than $1,000,000.

(c)        In connection with SOFR Loans there shall be no more than twenty (20) Interest Periods outstanding at any time.  In the event the Borrower Representative fails to specify between a Base Rate Loan or a SOFR Loan in the applicable Loan Notice or Conversion/Continuation Notice, such Revolving Loan (if outstanding as a SOFR Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Revolving Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan).  In the event the Borrower Representative fails to specify an Interest Period for any SOFR Loan in the applicable Loan Notice or Conversion/Continuation Notice (or fails to deliver a Conversion/Continuation Notice within the time limits provided in Section 2.03(a)), the

Borrower Representative shall be deemed to have selected an Interest Period of one (1) month.  As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the SOFR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower Representative and each Lender.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower Representative and the Lenders of any change in the Administrative Agent’s prime commercial lending rate used in determining the Base Rate promptly following the public announcement of such change.

(d)       Notwithstanding the foregoing, if any principal of or interest on any Revolving Loan or any fee or other amount payable by any Borrower pursuant to any Loan Document is not paid when due, whether upon acceleration or otherwise, such overdue amount shall, without further notice, bear interest, after as well as before judgment to the extent permitted by law, at a rate per annum equal to (i) in the case of overdue principal of any Revolving Loan, 2.00% plus the rate otherwise applicable to such Revolving Loan as provided in the preceding subsections of this Section 2.06 and (ii) in the case of any other amount, 2.00% plus the rate otherwise applicable to Base Rate Loans as provided in the preceding subsections of this Section 2.06.

(e)          Interest on each Revolving Loan shall be paid in arrears by the applicable Borrower on each Interest Payment Date for such Revolving Loan; provided that (i) interest accrued pursuant to Section 2.06(d) shall be payable on demand of the Administrative Agent, (ii) upon any repayment or prepayment of any Revolving Loan, interest accrued on the principal amount repaid shall be payable on the date of such repayment and (iii) upon any conversion of a SOFR Loan before the end of the current Interest Period therefor, interest accrued on such Revolving Loan shall be payable on the effective date of such conversion.

(f)        Anything herein to the contrary notwithstanding, the obligations of any Borrower to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event each applicable Borrower shall pay such Lender interest at the highest rate permitted by applicable law until the total amount of interest due hereunder equals the amount of interest which would have been due on such Borrower’s Revolving Loans hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Revolving Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, each applicable Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid on its Revolving Loans and the amount of interest which would have been paid if the highest rate of interest that may be lawfully contracted for, charged or received had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and the Borrowers to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Revolving Loans made hereunder or be refunded to the applicable Borrower.

(g)         Term SOFR Conforming Changes.  In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document, unless the Administrative Agent has received, within five Business Days of the date notice of such amendments is provided to the Borrower Representative, a written notice from the Borrower Representative objecting to such amendments.  The Administrative Agent will promptly notify the Borrower Representative and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.07         Fees.

(a)         Finco agrees to pay to each Lender a commitment fee equal to (1)  the actual daily difference between (A) such Lender’s Revolving Commitment and (B) such Lender’s Revolving Exposure, multiplied by (2) the Applicable Revolving Commitment Fee Percentage in effect on each such day.

(b)         The fees referred to in Section 2.07(a) (i) shall be paid in Dollars to the Administrative Agent at the Administrative Agent’s Office and upon receipt, the Administrative Agent shall promptly distribute to each Lender its applicable share thereof, (ii) shall be calculated pursuant to the second sentence of Section 2.08(a), and (iii) shall be payable quarterly in arrears on the last Business Day of each March, June, September and December prior to the Latest Commitment Termination Date, commencing on the first such date to occur after the Effective Date, and on the Commitment Termination Date of each Class of Revolving Commitments (including the Latest Commitment Termination Date).

(c)          In addition to the foregoing, each Borrower shall pay to the Administrative Agent for its own account, fees payable in the amounts and at the times separately agreed upon by the Borrowers and the Administrative Agent.  Such fees shall be fully earned when paid and shall not be refundable under any circumstances.

Section 2.08         Computation of Fees and Interest.

(a)         All computations of interest for Base Rate Loans when the Base Rate is determined by the Administrative Agent’s prime commercial lending rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed.  Interest and fees shall accrue during each period in which such interest or fees are computed from the first day thereof to the last day thereof.

(b)         Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.  The Administrative Agent will, at the request of the Borrower Representative or any Lender, deliver to the Borrower Representative or such Lender, as the case may be, a statement showing the quotations used by the Administrative Agent in determining any interest rate and the resulting interest rate.

Section 2.09         Payments Generally.

(a)         All payments to be made by any Credit Party under the Loan Documents shall be made without condition or deduction for any defense, set-off, recoupment or counterclaim.  Except as otherwise expressly provided in any Loan Document, all payments to be made by any Credit Party under any Loan Document shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s Office, and shall be made in dollars and in immediately available funds, no later than 2:00 p.m. (New York City time) on the date specified in such Loan Document.  The Administrative Agent will promptly distribute to each Lender its applicable share of such payment in like funds as received.  Any payment received by the Administrative Agent later than 2:00 p.m. (New York City time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b)        Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c)         Unless Credit Party or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that such Credit Party or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that such Credit Party or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)          if any Credit Party failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii)        if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the applicable Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate.  If such Lender pays such amount to the Administrative Agent, then such amount (other than the interest thereon) shall constitute such Lender’s Revolving Loan included in the applicable Credit Extension.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the applicable Borrower, and such Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the applicable rate for Base Rate Loans to the applicable Credit Extension.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitments or to prejudice any rights that the Administrative Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower Representative with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d)         If any Lender makes available to the Administrative Agent funds for any Revolving Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the extension of Revolving Loans set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)         The obligations of the Lenders hereunder to make Revolving Loans are several and not joint.  The failure of any Lender to make any Revolving Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loans.

(f)          Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Revolving Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Revolving Loan in any particular place or manner.

Section 2.10         Sharing of Payments by Lenders.

(a)         If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment (i) on account of any Obligations due and payable hereunder and under the other Loan Documents at such time resulting in such Lender receiving payment in excess of its ratable share (calculated according to the proportion of (A) the amount of such Obligations due and payable to such Lender at such time to (B) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (ii) of or on account of any of Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (calculated according to the proportion of (A) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (B) the aggregate amount of Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time, then, in each case, such Lender shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Obligations of the other Lenders due and payable or owing, as the case may be, or make such other adjustments as shall be equitable, so that the benefit of such excess payments shall be shared by all such Lenders; provided that:

(i)       if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)          the provisions of this Section 2.10 shall not be construed to apply to (1) any payment made by Credit Party pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans to any assignee or participant.

(b)        Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim (subject to Section 10.09) with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 2.11         Defaulting Lenders.

(a)        Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)           Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise)

or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as any Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Revolving Loan on a pro rata basis in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower Representative, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans on a pro rata basis under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default shall have occurred and be continuing, to the payment of any amounts owing to any Credit Party as a result of any judgment of a court of competent jurisdiction obtained by such Credit Party against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of such Defaulting Lender until such time as all Revolving Loans are held by the Lenders pro rata in accordance with the applicable Revolving Commitments.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii)        Certain Fees.  No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.07(a) for any period during which that Lender is a Defaulting Lender (and Finco shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)        Defaulting Lender Cure.  If the Borrower Representative and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice, and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans to be held pro rata by the Lenders in accordance with the applicable Revolving Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Credit Party while that Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c)          Lender Counterparties.  So long as any Lender is a Defaulting Lender, such Lender shall not be a contractual counterparty with respect to any Guaranteed Swap Contract entered into while such Lender was a Defaulting Lender.

Section 2.12         Maturity Extensions of Revolving Loans.

(a)      Not earlier than 90 days before the then-current Commitment Termination Date of any Class of Revolving Commitments (the “Unextended Commitment Termination Date”) but not later than 30 days prior to such Unextended Commitment Termination Date, the Borrower Representative may, pursuant to the provisions of this Section 2.12, agree with one or more Lenders holding Revolving Loans and Revolving Commitments of such Class to extend the Commitment Termination Date of such Class of Revolving Commitments for an additional 364-day period from such Unextended Commitment Termination Date (each such modification, an “Extension”) pursuant to a written offer substantially in the form of Exhibit J (an “Extension Offer”) delivered by the Borrower Representative to the Administrative Agent, who shall promptly distribute such Extension Offer to all Lenders under the Class that is proposed to be extended under this Section 2.12, in each case on a pro rata basis (based on the relative principal amounts of the outstanding Revolving Commitments of each Lender in such Class) and on the same terms to each such Lender. The Extension Offer shall include the requested new termination date for the extended Revolving Loans and Revolving Commitments of such Class (such date, an “Extended Termination Date”) and the due date for Lender responses (the “Extension Response Date”), which due date shall be no sooner than ten (10) Business Days after delivery of such notice by the Borrower Representative to the Administrative Agent.

(b)       In connection with any Extension, each Lender of the applicable Class shall, prior to the Extension Response Date, provide the Administrative Agent with a written notice in a form reasonably satisfactory to the Administrative Agent indicating whether it wishes to participate in such Extension (any such Lender, an “Extending Lender”) or not (any such Lender, a “Non-Extending Lender”). Any Lender  that does not respond to an Extension Offer by the Extension Response Date shall be deemed to have rejected such Extension.  The Administrative Agent shall promptly, and in any event within two Business Days of the Extension Response Date, deliver such notices to the Borrower Representative. Upon satisfaction of the conditions in Section 2.12(d), such Extension shall be effective, automatically and without any further action by any Person.

(c)         After giving effect to any Extension, the Revolving Commitments so extended shall cease to be a part of the Class of which they were a part immediately prior to the Extension and shall be a new Class hereunder; provided that at no time shall there be more than two (2) different

Classes of Revolving Commitments.  If the Class Utilization of Revolving Commitments of any Class exceeds the Revolving Commitments of such Class as a result of the occurrence of a Commitment Termination Date while an extended Class of Revolving Commitments remains outstanding, each applicable Borrower shall make such payments as are necessary in order to eliminate such excess on such date.

(d)          The effectiveness of each Extension shall be subject to the following:

(i)           Lenders constituting the Required Lenders have accepted the Extension Offer;

(ii)         on the proposed effective date of such Extension, the conditions precedent set forth in Section 4.02(a) and (b) shall be satisfied (with all references in such Section to the making of a Revolving Loan being deemed to be references to the Extension on the applicable date of such Extension), and the Administrative Agent shall have received a certificate to that effect from the Borrower Representative dated the applicable date of such Extension and executed by a Responsible Officer of Holdings; and

(iii)      any applicable extension fees, to be agreed between the Borrowers, the Administrative Agent, and each Lender whose commitment is being extended, have been paid.

(e)         In connection with any Extension, the Borrowers shall have the right, at any time, to replace any Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Extension Lender”), in accordance with the procedures provided in Section 10.14, each of which Additional Extension Lenders shall have entered into an Assignment and Assumption pursuant to which such Additional Extension Lender shall, effective as of the date of such Assignment and Assumption, undertake a Revolving Commitment (and, if any such Additional Extension Lender is already a Lender, its Revolving Commitment shall be in addition to such Lender’s Revolving Commitment hereunder on such date).

(f)         Promptly following the effectiveness of any Extension or any replacement of Non-Extending Lenders, the Borrower Representative will furnish to the Administrative Agent (who shall promptly furnish to each Lender) written notice setting forth the Extended Termination Date of the Extension and the aggregate principal amount of each Class of Revolving Loans and Revolving Commitments after giving effect to such Extension or replacement.

(g)        On the Unextended Termination Date, (i) each Borrower shall repay such Non-Extending Lender in accordance with Section 2.05, which repayments may be funded with a borrowing of Revolving Loans under the Revolving Commitments of each Extending Lender and Additional Extension Lender and (ii) after giving effect to such repayments, in each case to the extent necessary to keep outstanding Revolving Loans ratable with any revised Revolving Commitments of the respective Lenders effective as of such date, (x) each Borrower shall prepay

Revolving Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.04), or (y) at the request of the Borrowers, each Extending Lender shall assign to each Additional Extension Lender, and each Additional Extension Lender shall purchase from each of the Extending Lenders, at par, interests in the Revolving Loans outstanding. The Administrative Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements in Sections 2.01 and 2.05 of this Agreement shall not apply to the transactions effected pursuant to the preceding sentences.

(h)         Each of the parties hereto hereby (A) agrees that, notwithstanding anything to the contrary set forth in Section 10.01, this Agreement and the other Loan Documents may be amended pursuant to an amendment in form and substance reasonably acceptable to the Administrative Agent and the Borrowers executed by (a) Holdings, (b) Finco, (c) each Borrower, (d) the Administrative Agent and (e) each Extending Lender and Additional Extension Lender, which shall not require the consent of any other Lenders, to the extent reasonably required to (i) reflect the existence and terms of the extended Revolving Commitments of such Extending Lenders and Additional Extension Lenders and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section or that have otherwise been approved in accordance with Section 10.01, and each Lender hereby expressly and irrevocably, for the benefit of all parties hereto, authorizes the Administrative Agent to enter into such amendment and (B) consents to the transactions contemplated by this Section 2.12 (including, for the avoidance of doubt, payment of interest, fees or premiums as may be set forth in the relevant amendment).

Section 2.13         Incremental Facilities.

(a)        The Borrower Representative may, by written notice to the Administrative Agent, elect to request prior to the Commitment Termination Date of any Class of Revolving Commitments, an increase to the then-existing Revolving Commitments of such Class (any such increase, “New Revolving Commitments”), by an amount not in excess of the Increase Amount at such time and not less than $10,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent or such lesser amount that shall equal the Increase Amount at such time), and integral multiples of $1,000,000 in excess of that amount.  Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Borrower Representative proposes that the New Revolving Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Revolving Loan Lender”) to whom the Borrower Representative proposes any portion of such New Revolving Commitments be allocated and the amounts of such allocations; provided that the Administrative Agent may elect or decline to arrange such New Revolving Commitments in its sole discretion and any Lender approached to provide all or a portion of the New Revolving Commitments may elect or decline, in its sole discretion, to provide a New Revolving Commitment.  Such New Revolving Commitments shall become effective as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Revolving Commitments; (2) all of the representations and warranties contained herein or in any Loan Document (other than the representations and warranties contained in Sections 5.05(d) and 5.06) shall be true and correct in all material respects on and as of such Increased Amount Date to the same extent as though made on and as of such Increased Amount Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; (3) all New Revolving Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrowers, the New Revolving Loan Lender and the Administrative Agent, each of which shall be recorded in the Register and each New Revolving Loan Lender shall be subject to the requirements set forth in Section 3.01(e); (4)each Borrower shall make any payments required pursuant to Section 3.04 in connection with the New Revolving Commitments; and (5) the Borrower Representative shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(b)          On any Increased Amount Date on which New Revolving Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the then-existing Lenders of the applicable Class shall assign to each of the New Revolving Loan Lenders of such Class, and each such New Revolving Loan Lender shall purchase from each such then-existing Lender, at the principal amount thereof, such interests in the Revolving Loans of such Class outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Revolving Exposure of such Class will be held by such then-existing Lenders and such New Revolving Loan Lenders ratably in accordance with their Revolving Commitments of such Class after giving effect to the addition of such New Revolving Commitments to the Revolving Commitments of such Class, (ii) each New Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Revolving Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (iii) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Commitment and all matters relating thereto.  For the avoidance of doubt, the terms and provisions of the New Revolving Loans and New Revolving Commitments shall be documented solely as an increase, and shall be identical, to the then-existing Revolving Commitments.

The Administrative Agent shall notify Lenders promptly upon receipt of the Borrower Representative’s notice of each Increased Amount Date and in respect thereof (x) the New Revolving Commitments and the New Revolving Loan Lenders, and (y) the respective interests in such Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section 2.13.

ARTICLE 3
Taxes, Yield Protection and Illegality

Section 3.01         Taxes.

(a)         Payments Free of Indemnified Taxes and Other Taxes.  Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, provided that if any applicable withholding agent shall be required by applicable law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is an Indemnified Tax, the sum payable by the applicable Credit Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions and withholdings applicable to additional sums payable under this Section 3.01) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b)         Payment of Other Taxes by Finco and Each Borrower.  Without limiting the provisions of subsection (a) above, (x) to the extent any Other Taxes relate directly to the Revolving Loans borrowed by any Borrower, such Borrower shall timely pay such Other Taxes and (y) to the extent any Other Taxes do not relate directly to the Revolving Loans borrowed by any Borrower, Finco shall timely pay such Other Taxes, in each case to the relevant Governmental Authority in accordance with applicable law, or, in each case, at the option of the Administrative Agent timely reimburse it for the payment of Other Taxes payable by it.

(c)         Indemnification by the Borrowers.  Without duplication of the provisions of subsection (a) above, within ten (10) Business Days after written demand therefor delivered to the Borrower Representative, (x) each Borrower shall, severally, and not jointly or jointly and severally, indemnify the Administrative Agent and each Lender for the full amount of any Indemnified Taxes, solely to the extent such Indemnified Taxes relate directly to the Revolving Loans borrowed by such Borrower, and (y) Finco shall indemnify the Administrative Agent and each Lender for the full amount of any Indemnified Taxes not provided for by the foregoing clause (x), in each case in respect of payments under any Loan Document (including Indemnified Taxes imposed on or attributable to amounts payable under this Section 3.01) that are imposed on or payable by the Administrative Agent or such Lender or are required to be withheld or deducted from a payment to the Administrative Agent or such Lender, as the case may be, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that neither Finco nor any Borrower shall be required to indemnify the Administrative Agent or a Lender pursuant to this Section 3.01 for any Indemnified Taxes to the extent that such recipient fails to notify the Borrower Representative within 270 days after the date on which such Person has made payment of such Indemnified Taxes; provided, further, that, if the Indemnified Taxes imposed or asserted giving rise to such claims are retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.  A certificate setting forth the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)         Evidence of Payments.  As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 3.01, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)         Status of Lenders.  Each Lender shall deliver to the Borrower Representative and to the Administrative Agent, whenever reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws and such other reasonably requested information as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable any Credit Party or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(A), (B)(i)-(iv) and (D)) shall not be required if in the applicable Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. If any form, certification or other documentation provided by a Lender pursuant to this Section 3.01(e) (including any of the specific documentation described below) expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly notify the Borrower Representative and the Administrative Agent in writing and shall promptly update or otherwise correct the affected documentation or promptly notify the Borrower Representative and the Administrative Agent in writing that such Lender is not legally eligible to do so.

Without limiting the generality of the foregoing,

(A)       any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower Representative and the Administrative Agent duly completed and executed copies of IRS Form W‑9 (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon reasonable request of any Borrower or the Administrative Agent) as will enable such Borrower or the Administrative Agent, as the case may be, to determine that such Lender is not subject to U.S. federal backup withholding or information reporting requirements;

(B)       each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Loan Document shall deliver to the Borrower Representative  and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or the Administrative Agent), duly completed and executed copies of whichever of the following is applicable:

(i)         IRS Form W‑8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)         IRS Form W‑8ECI claiming that specified payments (as applicable) under this Agreement or any other Loan Documents (as applicable) constitute income that is effectively connected with such Foreign Lender’s conduct of a trade or business in the United States,

(iii)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code (the “Portfolio Interest Exemption”), (x) a certificate (a “Tax Status Certificate”), substantially in the form of Exhibit F-1, to the effect that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of any Borrower, within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and that no interest to be received is effectively connected with a U.S. trade or business and (y) IRS Form W‑8BEN or W-8BEN-E,

(iv)        where such Foreign Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), IRS Form W‑8IMY (or any successor thereto), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, (if so required) a Tax Status Certificate substantially in the form of Exhibit F-2 or Exhibit F-4, IRS Form W-9, and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the Portfolio Interest Exemption, a Tax Status Certificate of such beneficial owner(s); provided that, if the Foreign Lender is a partnership and not a participating Lender and one or more direct or indirect partners of such Foreign Lender is claiming the Portfolio Interest Exemption, a Tax Status Certificate substantially in the form of Exhibit F-3 shall be provided by the Foreign Lender on behalf of each such direct or indirect partner), or

(v)         any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit any Credit Party or the Administrative Agent to determine the withholding or deduction required to be made; and

(C)       each Lender shall deliver to the Borrower Representative and the Administrative Agent (in such number of duly completed and executed copies as shall be requested by the recipient), at such time or times reasonably requested by any Credit Party or the Administrative Agent, such documentation prescribed by applicable law or reasonably requested by any Borrower or the Administrative Agent (1) to comply with such Credit Party’s and/or Administrative Agent’s obligations under FATCA, (2) to determine that such Lender has complied with such Lender’s obligations under FATCA and/or (3) to determine the amount to deduct and withhold from any payment under this Agreement or the other Loan Documents pursuant to FATCA.  Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding anything to the contrary in this Section 3.01(e), no Lender shall be required to deliver any documentation that it is not legally eligible to provide.

(f)          Status of Administrative Agent.  The Administrative Agent shall deliver the following to the Borrower Representative on or before the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower):  (1) if the Administrative Agent is not acting through a U.S. office, (x) executed copies of IRS Form W‑8BEN-E with respect to any amounts payable to the Administrative Agent for its own account and (y) executed copies of IRS Form W‑8IMY, accompanied by IRS Form W‑8ECI, IRS Form W‑8BEN, IRS Form W‑8BEN-E, and/or other certification documents from each beneficial owner, as applicable with respect to any amounts payable to the Administrative Agent for the account of others; provided, however, that no additional amounts for non-U.S. Taxes and non-U.S. Other Taxes shall be payable by Finco or any Borrower under Section 3.01 or Section 3.03(a) if such additional amounts or Other Taxes would not have been payable had the Administrative Agent acted through a U.S. office; provided, further, that such additional amounts for such non-U.S. Taxes and non-U.S. Other Taxes shall be payable in accordance with Section 3.01 and Section 3.03(a) to the extent that such Taxes that are payable as a result of a change in law that occurred after the date hereof; (2) if the Administrative Agent is acting through a U.S. office, (x) executed copies of IRS Form W‑8ECI with respect to any amounts payable to the Administrative Agent for its own account and (y) executed copies of IRS Form W‑8IMY with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch,” that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrowers to be treated as a U.S. person with respect to such payments (and the Borrowers and the Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations) or (3) if the Administrative Agent is a “United States person” within the meaning of Section 7701(a)(3) of the Code, executed copies of IRS Form W-9.

(g)         Treatment of Certain Refunds.  If the Administrative Agent or any Lender determines, in its good faith discretion, that it has received a refund in cash of any Indemnified

Taxes as to which it has been indemnified by a Credit Party or with respect to which a Credit Party has paid additional amounts pursuant to this Section 3.01, it shall promptly pay to such Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Credit Party under this Section 3.01 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes), as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that each Credit Party, severally, and not jointly or jointly and severally, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority (other than any penalties arising from the gross negligence or willful misconduct of the Administrative Agent or the Lender as determined in a final, non-appealable judgment by a court of competent jurisdiction)) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  Such Lender or Administrative Agent, as the case may be, shall, at the Borrower Representative’s reasonable request, provide the Borrower Representative with a copy of any notice of assessment or other evidence reasonably satisfactory to the Borrower Representative of the requirement to repay such refund received from the relevant taxing authority.  Notwithstanding anything to the contrary in this subsection (g), in no event will the Administrative Agent or any Lender be required to pay any amount to a Credit Party pursuant to this subsection (g) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require the Administrative Agent, or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower Representative or any other Person.

Section 3.02         Illegality.

(a)       If any Lender reasonably and in good faith determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, after the Effective Date, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make SOFR Loans, then, on notice thereof by the Lender to the Borrower Representative through the Administrative Agent, any obligation of that Lender to make SOFR Loans shall be suspended until the Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist.

(b)         If a Lender reasonably and in good faith determines that it is unlawful for such Lender to maintain any SOFR Loan after the Effective Date, on notice thereof by the Lender to the Borrower Representative through the Administrative Agent, such SOFR Loans of that Lender then outstanding, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such SOFR Loan, shall convert to a Base Rate Loan on such applicable date and within three (3) Business Days after the Borrower Representative’s receipt of such notice each such Borrower shall pay to the applicable Lender accrued interest on such SOFR Loan along with all amounts required under Section 3.04.

(c)         If the obligation of any Lender to make or maintain SOFR Loans has been so terminated or suspended, the Borrower Representative may elect, by giving notice to the Lenders through the Administrative Agent, that all Revolving Loans which would otherwise be made or maintained by the Lenders as SOFR Loans shall instead be Base Rate Loans.

(d)        If any Lender gives a notice pursuant to this Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its SOFR Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate the need for the notice pursuant to this Section 3.02, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect.

Section 3.03         Increased Costs and Reduction of Return.

(a)          If any Lender reasonably and in good faith determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) after the later of (x) the Effective Date and (y) the date such Lender becomes a party to this Agreement, there shall be any increase in the cost (including Taxes, other than (i) Taxes described in clauses (b) and (c) of the definition of “Excluded Taxes”, (ii) Connection Income Taxes and (iii) Indemnified Taxes) to such Lender of agreeing to make or making, funding or maintaining any Revolving Loans, or any reduction in the amount of any sum received or receivable by such Lender, then each Borrower, severally, and not jointly or jointly and severally, shall be liable for, and shall from time to time, promptly upon written demand delivered to the Borrower Representative (with a copy of such demand to be sent to the Administrative Agent), pay to the Administrative Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs or reduction suffered in relation to such Borrower’s Revolving Loans, to the extent such Lender is imposing such costs on borrowers that are similarly situated to the Borrowers with respect to whom such Lender has similar rights of compensation.

(b)          If any Lender reasonably and in good faith shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender (or its Lending Office) or any corporation controlling the Lender with any Capital Adequacy Regulation, in each case after the later of (x) the Effective Date and (y) the date such Lender becomes a party to this Agreement, affects or would affect the amount of capital or liquidity required or expected to be maintained by the Lender or any corporation controlling the Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity and such Lender’s desired return on capital) determines that the amount of such capital or liquidity is increased as a consequence of its Revolving Commitment, loans, credits or obligations under this Agreement, then, thirty (30) days after written demand by such Lender to the Borrower Representative through the Administrative Agent, each Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase in relation to such Borrower’s Revolving Loans, to the extent such Lender is employing such increase with respect to borrowers that are similarly situated to the Borrowers with respect to whom such Lender has similar rights of compensation.

(c)         Notwithstanding anything herein to the contrary, for all purposes of the Loan Documents, all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), in each case pursuant to Basel III, regardless of the date adopted, issued, promulgated or implemented are deemed to have been adopted and to have taken effect after the date hereof and after the date any Lender becomes a party to this Agreement.

(d)         No Borrower shall be required to compensate any Lender pursuant to this Section 3.03 for any increased costs or reduced returns to the extent such Lender makes written demand on the Borrower Representative for compensation later than 270 days after the date any such increased cost or reduced return is incurred; provided that, if the change in law giving rise to any such increased cost or reduced giving rise to such claims are retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.  A certificate setting forth the amount of such increased costs or reduced returns delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

Section 3.04        Funding Losses.  Each Borrower shall reimburse each Lender and hold each Lender harmless from any loss (other than loss of profits or the Applicable Margin), expense or liability which the Lender may sustain or incur as a consequence of:

(a)          the failure of such Borrower to make on a timely basis any payment of principal of any SOFR Loan;

(b)        the failure of such Borrower to continue a SOFR Loan after the Borrower Representative has given (or is deemed to have given) a Conversion/Continuation Notice thereof;

(c)        the failure of such Borrower to make any prepayment of a SOFR Loan in accordance with any notice of prepayment given by the Borrower Representative;

(d)         the prepayment (including pursuant to Section 2.05) or other payment (including after acceleration thereof) of a SOFR Loan by such Borrower on a day that is not the last day of the relevant Interest Period;

(e)        a Credit Extension of any SOFR Loan does not occur on a date specified therefor in the Loan Notice delivered by the Borrower Representative, or a conversion to or continuation of any SOFR Loan does not occur on a date specified therefor in a Conversion/Continuation Notice delivered by the Borrower Representative; or

(f)         any conversion of any of its SOFR Loans occurring on a date prior to the last day of an Interest Period applicable to the Revolving Loan;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its SOFR Loans or from fees payable to terminate the deposits from which such funds were obtained, but excluding any administrative fee or other amount chargeable by such Lender for the calculation of such loss.

Section 3.05         Effect of Benchmark Transition Event.

(a)         Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrowers may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement.  Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower Representative so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.  No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.05(a) will occur prior to the applicable Benchmark Transition Start Date.

(b)       Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document, unless the Administrative Agent has received, within five (5) Business Days of the date notice of such amendments is provided to the Borrower Representative, a written notice from the Borrower Representative objecting to such amendments.

(c)         Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower Representative and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Administrative Agent will promptly notify the Borrower Representative and the Lenders of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.05(d) below.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, the Borrower Representative or any Lender (or group of Lenders) pursuant to this Section 3.05, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.05(c).

(d)        Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)       Benchmark Unavailability Period. Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower Representative may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower Representative will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

Section 3.06      Certificates of Lenders.  Any Lender claiming reimbursement or compensation under this Article 3 shall deliver to the Borrower Representative (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and such certificate shall be conclusive and binding on the applicable Borrower in the absence of demonstrable error.  Such certificate shall set forth in reasonable detail the methodology used in determining the amount payable to the Lender.

Section 3.07        Substitution of Lenders.  If the Borrower Representative receives from any Lender notice of a claim for compensation under Section 3.01 or 3.03 or notice of illegality or increased costs under Section 3.02 or Section 3.10, the Borrowers may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its Revolving Loans and Revolving Commitment (with the assignment fee to be paid by the Borrower in such instance) pursuant to Section 10.07(b) to one or more other Lenders or Eligible Assignees procured by the Borrowers; provided that (x) the Borrowers shall be obligated to replace all Lenders that have made similar requests and (y) each such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans, accrued interest thereon, accrued fees and all other amounts payable to it under the Loan Documents from the applicable assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts).  The Borrowers shall release such Lender from its obligations under the Loan Documents.  Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s outstanding Revolving Loans.

Section 3.08       Survival.  The agreements and obligations of each Borrower in Section 3.01, Section 3.03 and Section 3.04 and the agreements and obligations of the Lenders in Section 3.06 shall survive the termination of this Agreement and the payment of all other Obligations.

Section 3.09         Circumstances Affecting Benchmark Availability.  Subject to Section 3.05, in connection with any request for a SOFR Loan or a conversion to or continuation thereof or otherwise, if for any reason the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Term SOFR for the applicable Interest Period with respect to a proposed SOFR Loan on or prior to the first day of such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower Representative.  Upon notice thereof by the Administrative Agent to the Borrower Representative, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower Representative to convert any Revolving Loan to or continue any Revolving Loan as a SOFR Loan, shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods) until the Administrative Agent revokes such notice.  Upon receipt of such notice, (A) the Borrower Representative may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Interest Periods) or, failing that, the Borrower Representative will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period.  Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 3.10         Redomiciled Borrower.

(a)         If any Lender reasonably and in good faith determines that any Borrower has become a Redomiciled Borrower after the date on which such Lender first became a Lender hereunder and as a result of the related redomiciliation it is unlawful, or any applicable central bank or other applicable Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make Revolving Loans to such Redomiciled Borrower, then, on notice thereof by the Lender to the Borrower Representative through the Administrative Agent, any obligation of that Lender to make new Revolving Loans to such Borrower shall be suspended until the Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist.

(b)         If any Lender reasonably and in good faith determines that any Borrower has become a Redomiciled Borrower after the date on which such Lender first became a Lender hereunder and as a result of the related redomiciliation, (A) there shall be any increase in the cost (including Taxes, other than (i) Taxes described in clauses (b) and (c) of the definition of “Excluded Taxes”, (ii) Connection Income Taxes and (iii) Indemnified Taxes) to such Lender of agreeing to make or making, funding or maintaining any Revolving Loans to such Borrower, or any reduction in the amount of any sum received or receivable by such Lender, or (B) there shall be an effect upon the amount of capital or liquidity required or expected to be maintained by the Lender or any corporation controlling the Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity and such Lender’s desired return on capital) that the amount of such capital or liquidity is increased as a consequence of its Revolving Commitment, loans, credits or obligations under this Agreement, then, thirty (30) days after written demand by such Lender to the Borrower Representative through the Administrative Agent, such Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase in relation to such Borrower’s Revolving Loans, to the extent such Lender is employing such increase with respect to borrowers that are similarly situated to the Borrowers with respect to whom such Lender has similar rights of compensation.

(c)         No Borrower shall be required to compensate any Lender pursuant to this Section 3.10 for any increased costs or reduced returns to the extent such Lender makes written demand on the Borrower Representative for compensation later than 270 days after the date any such increased cost or reduced return is incurred; provided that, if the law giving rise to any such increased cost or reduced giving rise to such claims is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.  A certificate setting forth the amount of such increased costs or reduced returns delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)        If any Lender gives a notice pursuant to this Section 3.10, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Revolving Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate the need for the notice pursuant to this Section 3.10, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect.

ARTICLE 4
Conditions Precedent

Section 4.01      Conditions to Effectiveness.  This Agreement shall become effective on the date that each of the following conditions precedent are satisfied or waived:

(a)        The Administrative Agent shall have received each of the following, each of which shall be originals or facsimiles or Adobe PDFs delivered by electronic mail (followed promptly by originals) unless otherwise specified:

(i)           from each party hereto, a counterpart of this Agreement executed by such party;

(ii)          a Revolving Loan Note executed by each Borrower in favor of each Lender that has requested a Revolving Loan Note at least two (2) Business Days prior to the Effective Date; and

(iii)         from each of Holdings and Finco, a counterpart of the Guarantee Agreement executed by such party.

(b)          The Administrative Agent shall have received:

(i)          copies of the resolutions of the board of directors, authorized subcommittee thereof, or other equivalent body of each Credit Party authorizing the Transactions to which such Credit Party is a party, certified as of the Effective Date by the Secretary or an Assistant Secretary of such Credit Party;

(ii)         a certificate of the Secretary or Assistant Secretary of each Credit Party certifying the names and true signatures of the officers of such Credit Party authorized to execute, deliver and perform, as applicable, this Agreement and all other Loan Documents to be delivered by such Credit Party hereunder;

(iii)       the articles or certificate of incorporation or equivalent document of each Credit Party as in effect on the Effective Date, certified or issued (as applicable) by the Secretary of State (or similar, applicable Governmental Authority) of its state or jurisdiction of incorporation or organization as of a recent date;

(iv)        the remaining Organization Documents of each Credit Party as in effect on the Effective Date, certified by the Secretary or Assistant Secretary of such Credit Party as of the Effective Date;

(v)          a certificate of good standing or equivalent document for each Credit Party from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation or organization as of a recent date; and

(vi)        certified copies of Uniform Commercial Code, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Credit Party as debtor and that are filed in those state and county jurisdictions in which any Credit Party is organized or maintains its principal place of business and such other searches that the Administrative Agent reasonably deems necessary and requested at least five (5) days prior to the Effective Date.

(c)       The Administrative Agent shall have received a written opinion, reasonably acceptable to the Administrative Agent in form and substance (addressed to the Administrative Agent and the Lenders and dated the Effective Date), from each of (x) Sidley Austin LLP, counsel for the Credit Parties, with respect to customary New York, Delaware and United States federal law matters and (y) applicable local counsel to each Borrower in its jurisdiction of organization with respect to customary local law matters under each such jurisdiction.

(d)        The Administrative Agent shall have been paid (i) all costs, fees and expenses (including, without limitation, Attorney Costs of the Administrative Agent, the Arrangers, the Bookrunners and recording taxes and fees) to the extent then due and payable to the Administrative Agent, the Arrangers or the Bookrunners and (ii) all other compensation contemplated by the Commitment Letter and each Fee Letter payable to the Administrative Agent, the Arrangers, the Bookrunners or the Lenders on or before the Effective Date, in each case to the extent invoiced at least two (2) Business Days prior to the Effective Date.

(e)        The Administrative Agent shall have received a certificate signed by a Responsible Officer of Holdings on behalf of each Borrower, dated as of the Effective Date, certifying that the conditions precedent specified in Section 4.01(h), (i) and (j) have been satisfied.

(f)         Each Borrower shall have provided the documentation and other information to the Administrative Agent as the Lenders reasonably determine are required by bank regulatory authorities under applicable “know-your-customer” and Anti-Money Laundering Laws, including the PATRIOT Act, at least two (2) Business Days prior to the Effective Date as has been reasonably requested in writing at least four (4) Business Days prior to the Effective Date by the Lenders.  Each Borrower shall have delivered a Beneficial Ownership Certification to the Administrative Agent and each Lender requesting one.

(g)        The Administrative Agent and the Lenders shall have received at least five (5) calendar days prior to the Effective Date (i) the Historical Financial Statements and (ii) the most recent Annual Statements and Quarterly Statements (for those periods ending after delivery of the most recent Annual Statements for each Insurance Subsidiary that is a Restricted Subsidiary) of each Insurance Subsidiary that is a Restricted Subsidiary as filed with the insurance regulator of such Insurance Subsidiary’s jurisdiction of domicile on or prior to such date, in each case, to the extent such reports and statements have been prepared by such Insurance Subsidiaries.

(h)         All of the representations and warranties contained herein or in any Loan Document shall be true and correct in all material respects on and as of the Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(i)           No Default or Event of Default shall have occurred and be continuing on and as of the Effective Date.

(j)         All governmental and regulatory authorizations and approvals necessary in connection with the financing contemplated hereby shall have been obtained by the Credit Parties and be in full force and effect.

The Administrative Agent shall promptly notify the Borrower Representative and the Lenders of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

Section 4.02        Conditions to All Borrowings.  The obligation of any Lender to make any Revolving Loans on any Borrowing Date (including on the Effective Date) is subject to satisfaction of the following conditions precedent:

(a)         All of the representations and warranties contained herein or in any Loan Document by any Credit Party (other than the representations and warranties contained in Sections 5.05(d) and 5.06), shall be true and correct in all material respects on and as of such Borrowing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(b)         No Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the proposed Credit Extension.

(c)          The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

(d)        After making the Credit Extension requested on such Borrowing Date, no Class’s Class Utilization of Revolving Commitments shall exceed such Class’s Revolving Commitments then in effect.

Any Loan Notice submitted by the Borrower Representative shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied (or waived) on and as of the date of the applicable Credit Extension.

Section 4.03        Determinations Under Section 4.01.  For purposes of determining compliance with the conditions specified in Section 4.01, (i) each of the Lenders shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by, or acceptable or satisfactory to, the Lenders unless an officer of the Administrative Agent responsible for the Transactions shall have received notice from such Lender prior to the Effective Date specifying its objection thereto and, in the case of any Lender, such Lender shall not have made available to the Administrative Agent on the Effective Date such Lender’s Pro Rata Share of the borrowing to be made on such date and (ii) transactions occurring (or to occur) on the Effective Date in accordance with, and as expressly set forth in, the funds flow memorandum delivered to (and approved by) the Administrative Agent shall be deemed to occur and have occurred substantially simultaneously with the effectiveness hereof on the Effective Date.

ARTICLE 5
Representations and Warranties

Each Credit Party represents and warrants to the Administrative Agent and the Lenders on behalf of itself and its Material Subsidiaries, as applicable, that on the Effective Date and, to the extent provided in Section 4.02(a), on the date of the making of each Revolving Loan hereunder the following statements are true and correct:

Section 5.01        Corporate Existence and Power.  Each Credit Party (a) is duly organized, registered, incorporated and/or formed and validly existing under the laws of the jurisdiction of its incorporation, organization or formation, (b) has all corporate or other organizational power and authority and all material governmental licenses, authorizations, registrations, consents and approvals required to own or lease its assets and carry on its business as now conducted and (c) is duly qualified and is licensed or registered and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, license or registration, except in each case referred to in the foregoing clauses (b) and (c) to the extent that such failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02        Corporate Authorization; Contravention.  The execution, delivery and performance by each Credit Party of this Agreement and/or the other Loan Documents to which it is a party, as applicable, are within such Credit Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action, and do not contravene, or constitute a default under, any provision of the Organization Documents of such Credit Party or of any material agreement, judgment, injunction, order, decree or other instrument binding upon such Credit Party or any of its Material Subsidiaries (including the Existing Finco Credit Agreement) or result in the creation or imposition of any Lien on any asset of such Credit Party or any of its Material Subsidiaries.

Section 5.03       Governmental Authorization.  The execution, delivery and performance by each Credit Party of this Agreement and/or the other Loan Documents to which it is a party, as applicable, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation, in each case except as would not reasonably be expected to have a Material Adverse Effect.

Section 5.04       Binding Effect.  This Agreement and/or the other Loan Documents to which it is a party, as applicable, have been duly executed and delivered by such Credit Party.  This Agreement and/or the other Loan Documents to which it is a party, as applicable, constitute the legal, valid and binding obligations of such Credit Party, in each case enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

Section 5.05         Financial Information.

(a)        The Historical Financial Statements, copies of which have been delivered to the Administrative Agent on behalf of each of the Lenders, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of GALD and its Material Subsidiaries as of such date and their consolidated results of operations and changes in financial position for such fiscal year.

(b)       Copies of the Historical Statutory Statements of or for each Insurance Subsidiary that is a Material Subsidiary (including, for the avoidance of doubt, each Borrower) in the form filed with the applicable Department for the year ended December 31, 2024 have been delivered to the Administrative Agent on behalf of each of the Lenders and fairly present, in accordance with SAP, the information contained therein.

(c)       Copies of the Historical Statutory Statements of or for each Insurance Subsidiary that is a Material Subsidiary (including, for the avoidance of doubt, each Borrower) in the form filed with the applicable Department for the quarter ended September 30, 2025 have been delivered to the Administrative Agent on behalf of each of the Lenders and fairly present, in accordance with SAP, the information contained therein.

(d)       Since December 31, 2024, no event, circumstance or change has occurred that has caused or evidences, or would reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

Section 5.06        Litigation.  As of the Effective Date, there is no action, suit or proceeding pending against, or to the Knowledge of any Credit Party threatened against, any Credit Party or any of its Material

Subsidiaries before any court or arbitrator or any governmental body, agency or official (a) which has or would be reasonably expected to have a Material Adverse Effect, or (b) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

Section 5.07         Compliance with ERISA.

(a)        Except as would not result in a Material Adverse Effect, each Plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Code. Except as would not result in a Material Adverse Effect, no ERISA Event has occurred.  Except as would not result in a Material Adverse Effect, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Single Employer Pension Plan, (ii) failed to make any contribution or payment to any Single Employer Pension Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

(b)         To the extent the assets of any Borrower are deemed to be “plan assets” within the meaning of Section 3(42) of ERISA, or otherwise, (i) on each day that an extension of credit to such Borrower pursuant to a Credit Extension to such Borrower is in effect, such extension of credit will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code as a result of the applicability of Prohibited Transaction Class Exemption 95-60, and (ii) the fiduciary making the decision on behalf of such Borrower (the “Plan Fiduciary”) with respect to the Credit Extension will be deemed to represent and warrant to the Lenders or the Agents (the “Transaction Parties”) that (i) none of the Transaction Parties, nor any of their affiliates, has provided any investment advice on which it has relied in connection with the Credit Extensions, and the Transaction Parties are not otherwise acting as a fiduciary, as defined in Section 3(21) of ERISA or Section 4975(e)(3) of the Code, to such Borrower or such Plan Fiduciary in connection with the Credit Extensions; and (ii) such Plan Fiduciary is exercising its own independent judgment in evaluating the transaction. For the avoidance of doubt the assets of a Borrower refers to its unconsolidated assets.

Section 5.08       Taxes.  Such Credit Party and its Material Subsidiaries have filed all income tax returns and all other material tax returns which are required to be filed by them and have paid all Taxes due pursuant to such returns or, except for any such Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been made, pursuant to any assessment received by such Credit Party or any Material Subsidiary, except in each case to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of such Credit Party and its Material Subsidiaries in respect of Taxes are, in the opinion of such Credit Party, adequate.

Section 5.09        Subsidiaries.  Each of GALD and its Material Subsidiaries (a) is duly organized, registered, incorporated and/or formed and validly existing and (except where such concept is not applicable) in good standing under the laws of its jurisdiction of incorporation or organization, (b) has all corporate or other organizational power and authority and all material governmental licenses, authorizations, consents and approvals required to own or lease its assets and carry on its business as now conducted and (c) is duly qualified and is licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in the foregoing clauses (b) and (c) to the extent that such failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.10       Investment Company Act of 1940.  No Credit Party is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.11        No Default.  No event has occurred and is continuing which constitutes, or which, with the passage of time or the giving of notice or both, would constitute, a default under or in respect of any material agreement, instrument or undertaking to which such Credit Party or any Material Subsidiary is a party or by which either such Credit Party or Material Subsidiary or any of their respective assets is bound, unless such default would not have or be reasonably expected to have a Material Adverse Effect.

Section 5.12         Material Subsidiaries; Immaterial Subsidiaries; Unrestricted Subsidiaries.  Set forth as Schedule 5.12 hereto is a true, correct and complete list of (x) each Material Subsidiary as of the Effective Date, (y) each Immaterial Subsidiary as of the Effective Date and (z) each Unrestricted Subsidiary as of the Effective Date.

Section 5.13         Full Disclosure.

(a)         As of the Effective Date, all written or formally presented information (other than financial projections) provided by such Credit Party to the Lenders in connection with the Transactions on or prior to the Effective Date is, when taken as a whole with all other information so provided, complete and correct in all material respects and when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading.  As of the Effective Date, there are no facts known to such Credit Party (other than matters of a general economic nature) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and written statements furnished to Lenders on or prior to the Effective Date for use in connection with the Transactions.

(b)        As of the Effective Date, the information included in the Beneficial Ownership Certification delivered pursuant to Section 4.01(f) is true and correct in all respects.

Section 5.14        Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act. None of (a) any Credit Party, (b) any Person directly or indirectly controlling a Credit Party, (c) any Person directly or indirectly controlled by a Credit Party, (d) to the knowledge of such Credit Party, their respective directors, officers, employees or (e) to the knowledge of such Credit Party, their agents or Affiliates acting with respect to this Facility, is a Sanctioned Person. No Credit Party will use the proceeds of the Revolving Loans for the purpose of violating any Anti-Corruption Law, Anti-Money Laundering Laws or Sanctions. No Person set forth in clauses (a) through (e) above, is: (i) owned or controlled by or, to its knowledge, acting or purporting to act on behalf of a Sanctioned Person or (ii) to its knowledge, under investigation for breaching Sanctions. To any Credit Party’s knowledge, after making reasonable inquiries, no investor is included on, or is owned or controlled by a Person that is included on, any list of targets identified or designated pursuant to any Sanctions, no investor is (x) a Sanctioned Person or (y) owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, a Sanctioned Person.

Section 5.15         Affected Financial Institutions.  No Credit Party is an Affected Financial Institution.

Section 5.16         Covered Entity.  No Credit Party is a Covered Entity.

ARTICLE 6
Affirmative Covenants

Until all principal of and interest on each Revolving Loan and all fees and other amounts payable hereunder have been paid in full (other than unmatured, surviving contingent indemnification obligations not yet due and payable) and all Revolving Commitments have been terminated, each Credit Party, as applicable, covenants and agrees with the Lenders that:

Section 6.01         Information.  Holdings will deliver to the Administrative Agent and each of the Lenders:

(a)         as soon as available, and in any event within one hundred thirty-five (135) days after the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2025, (i) the consolidated balance sheets of Holdings and its Restricted Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Restricted Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year (to the extent corresponding figures for the previous Fiscal Year were prepared), all in reasonable detail and (ii) with respect to such consolidated financial statements an audit report thereon of PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing selected by Holdings and reasonably satisfactory to the Administrative Agent (which audit report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Restricted Subsidiaries, in each case, as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(b)         as soon as available, and in any event within sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ended March 31, 2026, the consolidated balance sheets of Holdings and its Restricted Subsidiaries, as at the end of such Fiscal Quarter and the related consolidated statements of income and stockholders’ equity of Holdings and its Restricted Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year (to the extent corresponding figures for the corresponding periods of the previous Fiscal Year were prepared), all in reasonable detail and certified by a Responsible Officer of Holdings as fairly presenting in all material respects, in accordance with GAAP (subject to the absence of footnotes and year-end audit adjustments), the financial position, the results of operations of Holdings and its Restricted Subsidiaries;

(c)         within five (5) Business Days after delivery to the applicable Department, and in any event not later than one hundred twenty-five (125) days after the close of each Fiscal Year of each Insurance Subsidiary that is a Restricted Subsidiary, a copy of a duly completed and signed Annual Statement (or any successor form thereto) required to be filed by such Insurance Subsidiary with such Department, in the form submitted to such Department;

(d)         within five (5) Business Days after delivery to the applicable Department, and in any event not later than fifty (50) days after the close of each of the first three Fiscal Quarters of each Fiscal Year of each Insurance Subsidiary that is a Restricted Subsidiary, a copy of a duly completed and signed Quarterly Statement (or any successor form thereto) required to be filed by such Insurance Subsidiary with such Department in the form submitted to such Department; and

(e)         forthwith upon a Responsible Officer of Holdings learning of the occurrence of any Default, a certificate of a Responsible Officer of Holdings setting forth the details thereof and the action which Holdings, Finco or any Borrower is taking or proposes to take with respect thereto.

Section 6.02     Certificates; Other Information.  The Borrower Representative shall furnish to the Administrative Agent, for further distribution to each Lender:

(a)          concurrently with the delivery of the financial statements referred to in Section 6.01(a) and Section 6.01(b), a Compliance Certificate;

(b)       promptly upon the mailing thereof to the shareholders of any Borrower generally, if and only to the extent not duplicative of information otherwise provided pursuant to clause (h) below, copies of all financial statements, reports and proxy statements so mailed;

(c)          promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which any Credit Party shall have filed with the SEC;

(d)        except as could not reasonably be expected to have a Material Adverse Effect, promptly upon the occurrence of an ERISA Event, a certificate of a Responsible Officer of Holdings setting forth details as to such occurrence and action, if any, which Holdings, Finco, the applicable Borrower or the applicable member of the ERISA Group is required or proposes to take;

(e)        promptly after Moody’s, S&P or Fitch shall have announced a change in the Financial Strength Ratings of any Credit Party, written notice of such rating change;

(f)         from time to time such additional information regarding the financial position or business of any Credit Party as the Administrative Agent, at the request of any Lender, may reasonably request;

(g)        promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation; and

(h)          promptly after the occurrence of the IPO, written notice of (i) the consummation of the IPO and (ii) the identity of the IPO Entity.

Documents required to be delivered pursuant to Section 6.01 or this Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents or provides a link thereto on Holdings’ website on the Internet; (ii) on which such documents are posted on Holdings’ behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such documents are made publicly available at www.sec.gov; provided that, with respect to clauses (ii) and (iii) of this paragraph, Holdings shall notify the Administrative Agent of the posting of any such documents and, solely with respect to clause (ii), provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Except for Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Borrower, Finco, Holdings or its Material Subsidiaries with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each of the Credit Parties hereby acknowledges that (a) the Administrative Agent will make available information and projections (collectively, “Borrower Materials”) to the Lenders by posting the Borrower Materials on IntraLinks or another similar secure electronic system (the “Platform”) and (b) certain of the Lenders may be “public side” Lenders that do not wish to receive MNPI (each, a “Public Lender”).  The Borrower Representative shall clearly designate as such all Borrower Materials provided to the Administrative Agent by or on behalf of Holdings, Finco or any Borrower which are suitable to make available to Public Lenders.  If the Borrower

Representative has not indicated whether Borrower Materials cannot be distributed to Public Lenders, the Administrative Agent reserves the right to post such Borrower Materials solely on that portion of the Platform designated for non-Public Lenders.

Section 6.03       Payment of Obligations.  Such Credit Party shall pay and discharge, and shall cause each Material Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including, without limitation, tax liabilities, that if not paid, would reasonably be expected to result in a Material Adverse Effect, except where (a) the same may be contested in good faith by appropriate proceedings, (b) such Credit Party or such Material Subsidiary has set aside, in accordance with generally accepted accounting principles or SAP, as applicable, appropriate reserves for the accrual of any of the same and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect; provided, that, for avoidance of doubt, solely with respect to tax liabilities an obligation shall be considered to be delinquent or in default for purposes of this Section only if there has first been notice and demand therefor (within the meaning of Section 6303 of the Code and similar provisions of applicable law) by a tax authority.

Section 6.04       Conduct of Business and Maintenance of Existence.  Such Credit Party shall continue, and shall cause each Material Subsidiary to continue, to engage in business of the same general type as conducted by GALD and its Material Subsidiaries, taken as a whole, on the date hereof and will preserve, renew and keep in full force and effect, and will cause each Material Subsidiary to preserve, renew and keep in full force and effect (a) their respective corporate or other organizational existence, except that no Material Subsidiary (other than the Credit Parties) shall be required to preserve any such existence or good standing if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof would not reasonable be expected to result in a Material Adverse Effect; and (b) their respective rights, privileges, licenses and franchises, other than, in the case of the foregoing clause (b), the loss of which would not reasonably be expected to result in a Material Adverse Effect; except that if at the time thereof and immediately after giving effect thereto no Default or Event of Default has occurred and is continuing, (i) any Material Subsidiary may merge with or into any Credit Party; provided, that such Credit Party shall be the surviving entity, (ii) any Material Subsidiary may merge with or into any other Subsidiary; provided, that such Material Subsidiary shall be the surviving entity or, if such Material Subsidiary is not the surviving entity, the surviving entity shall be deemed a Material Subsidiary, and (iii) any Material Subsidiary may sell, transfer, lease or otherwise dispose of its assets to any Credit Party or to another Material Subsidiary.

Section 6.05         Maintenance of Property; Insurance.

(a)         Such Credit Party shall keep, and shall cause each Material Subsidiary to keep, all property useful and necessary in its business in good working order and condition, except, in each case, to the extent that failure to do so would not be reasonably expected to result in a Material Adverse Effect.

(b)         Such Credit Party shall maintain, and shall cause each Material Subsidiary to maintain (either in the name of such Credit Party or in such Material Subsidiary’s or Credit Party’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties and against at least such risks, in each case as is consistent with sound business practice for companies in substantially the same industry as such Credit Party, the Material Subsidiaries and the other Credit Parties; and such Credit Party will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

Section 6.06        Compliance with Laws.  Such Credit Party shall comply, and shall cause each Material Subsidiary to comply, in all material respects with all Requirements of Law (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings, except where such non-compliance therewith would not reasonably be expected to have a Material Adverse Effect.

Section 6.07        Inspection of Property, Books and Records.  Such Credit Party shall, and shall cause each of its Material Subsidiaries to, (i) maintain proper books of record and account, in which full, true and correct entries in all material respects in conformity with GAAP or SAP, as applicable, consistently applied (except as stated therein) shall be made of all financial transactions and matters involving the assets and business of such Credit Party and such Material Subsidiary and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Credit Party or such Material Subsidiary, as the case may be.  Such Credit Party shall permit, and shall cause each of its Material Subsidiaries to permit, representatives and independent contractors (subject to, in the case of representatives or independent contractors, such representatives or independent contractors executing confidentiality agreements in form reasonably satisfactory to Holdings) of the Administrative Agent or its designees, at the applicable Credit Party’s expense, to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at such reasonable times during normal business hours, upon reasonable advance notice to the applicable Credit Party; provided that members of senior management will be notified and permitted to be present during any such meetings; and provided, further, that when an Event of Default exists the Administrative Agent or any Lender (through coordination with the Administrative Agent) may do any of the foregoing at any time during normal business hours and without advance notice; provided, further, that no Credit Party shall be required to reimburse the costs of the Administrative Agent and the Lenders collectively for more than one visit per Fiscal Year unless an Event of Default has occurred and is continuing.

Section 6.08       Use of Credit.  The proceeds of each Revolving Loan made to any Borrower hereunder will be used for working capital, general corporate purposes and growth initiatives of itself and its

Subsidiaries. No proceeds of any Revolving Loans will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulations T, U and X.  Following application of the proceeds of any Revolving Loan, not more than 25% of the value of the assets subject to the provisions of Section 7.01 or 7.02 will be “margin stock” within the meaning of Regulations T, U and X.

Section 6.09       Designation of Subsidiaries.  The board of directors (or similar governing body) of any Credit Party may at any time designate any Restricted Subsidiary of such Credit Party as an Unrestricted Subsidiary or any Unrestricted Subsidiary of such Credit Party as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, Holdings and its consolidated Restricted Subsidiaries shall be in compliance with Sections 7.06 and 7.07, (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (iv) the Borrower Representative shall deliver to the Administrative Agent at least five (5) Business Days prior to such designation a certificate of a Responsible Officer of Holdings, together with all relevant financial information reasonably requested by the Administrative Agent, demonstrating compliance with the foregoing clauses (i) through (iv) of this Section 6.09 and, if applicable, certifying that such subsidiary meets the requirements of an Unrestricted Subsidiary and (v) at least ten (10) days prior to the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and Anti-Money Laundering Laws, including the PATRIOT Act, with respect to such subsidiary.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

Section 6.10       Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.  Such Credit Party maintains policies and procedures reasonably designed to promote compliance by such Credit Party and its respective directors, officers and employees with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions; and such Credit Party, and, to the knowledge of such Person, its officers, employees and directors, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects.  Each Credit Party will notify each Lender and Administrative Agent in writing not more than five (5) Business Days after becoming aware of an Investment, or a Person to or in which an Investment is made, becoming (i) a Sanctioned Person or (ii) owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, a Sanctioned Person.  The applicable Borrower shall notify the Administrative Agent within ten (10) Business Days after obtaining knowledge of any use of proceeds of any borrowing that would constitute a violation of any applicable Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws and the Administrative Agent shall be entitled to instruct such Borrower to repay immediately any such outstanding borrowing.

ARTICLE 7
Negative Covenants

Until all principal of and interest on each Revolving Loan and all fees and other amounts payable hereunder have been paid in full (other than unmatured, surviving contingent indemnification obligations not yet due and payable) and all Revolving Commitments have been terminated, each Credit Party, as applicable, covenants and agrees with the Lenders that:

Section 7.01         Liens.  Such Credit Party shall not, nor shall it permit any of its Material Subsidiaries to, directly or indirectly, create, assume, incur or suffer to exist any Lien on any property now owned or hereafter acquired by it, except for the following:

(a)        (i) Liens granted or to be granted by any Borrower under the Loan Documents and (ii) Liens on Collateralized L/C Collateral (as defined in the Existing Finco Credit Agreement) securing obligations of any Credit Party arising under the Existing Finco Credit Agreement with respect to Collateralized Letters of Credit (as defined in the Existing Finco Credit Agreement);

(b)      Liens on assets of Insurance Subsidiaries and Subsidiaries thereof securing (x) Operating Indebtedness, (y) obligations under transactions entered into in connection with Insurance Investments and (z) statutory Liens on assets of Insurance Subsidiaries and Subsidiaries thereof;

(c)       collateral (x) securing Permitted Swap Obligations or (y) securing captive financing arrangements entered into by an Insurance Subsidiary;

(d)       Liens for Taxes not yet due or for Taxes being contested in good faith and by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with SAP or GAAP;

(e)        Liens existing on the date hereof and listed on Schedule 7.01; provided that (i) such Lien shall not apply to any additional property (other than after acquired title in or on such property and proceeds of the existing collateral in accordance with the document creating such Lien) and (ii) the Indebtedness secured thereby is not increased;

(f)         Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

(g)        Liens of mechanics, carriers, and materialmen and other like Liens imposed by law and arising in the ordinary course of business in respect of obligations that in the case of this clause (g) are not overdue for more than sixty (60) days or that are being contested in good faith and by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(h)          Liens incurred in connection with the collection or disposition of delinquent accounts receivable in the ordinary course of business;

(i)         Liens securing Capitalized Lease Liabilities or Purchase Money Debt in an aggregate principal amount not to exceed $75,000,000 at any time outstanding; provided that such Liens are limited to the assets financed thereby;

(j)         easements, rights-of-way, zoning restrictions, restrictions and other similar encumbrances incurred in the ordinary course of business that do not secure any monetary obligation and which do not materially interfere with the ordinary course of business of the Credit Parties and their Material Subsidiaries;

(k)         Liens on property of the Credit Parties and their Material Subsidiaries in favor of licensors and landlords securing licenses, subleases or leases of property not otherwise prohibited hereunder;

(l)         licenses, leases or subleases not otherwise prohibited hereunder granted to others not materially interfering in any material respect in the business of the Credit Parties and their Material Subsidiaries;

(m)        attachment or judgment Liens not constituting an Event of Default under Section 8.01(i);

(n)       Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to operating leases or consignment arrangements entered into by Holdings and its Material Subsidiaries in the ordinary course of business;

(o)         Liens incurred to secure Cash Management Obligations incurred in the ordinary course of business and in an aggregate amount not to exceed $30,000,000 at any time outstanding and customary set-off rights in favor of depositary banks;

(p)         Liens attaching solely to cash earnest money deposits required to be made under the terms of any letter of intent or purchase agreement for the acquisition of stock, assets or property;

(q)         Liens arising out of deposits by Holdings or any Material Subsidiary of cash, securities or other property (other than any Capital Stock of any Material Subsidiary) securing obligations of such Person in respect of (i) trust arrangements formed in the ordinary course of business for the benefit of cedents to secure insurance and reinsurance recoverables owed to them by any Insurance Subsidiary, or (ii) other security arrangements in connection with reinsurance agreements in the ordinary course of business; and

(r)         other Liens on property securing obligations with respect to Indebtedness not otherwise covered by any of clauses (a) through (q) of this Section 7.01; provided that the aggregate amount of all Indebtedness secured by Liens in reliance on this clause (r) shall not exceed the greater of (x) $450,000,000 and (y) 10% of the Net Worth of Holdings and its consolidated Restricted Subsidiaries at any time outstanding.

Notwithstanding the foregoing, none of the Credit Parties or Material Subsidiaries may directly or indirectly, create, assume, incur or suffer to exist any Lien on any Capital Stock of an Insurance Subsidiary that is a Material Subsidiary now owned or hereafter acquired by it.

Section 7.02         Consolidations, Mergers and Sales of Assets.  Subject to Section 10.25, no Credit Party shall (a) consolidate or merge with or into any other Person or (b) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of such Credit Party and its Restricted Subsidiaries, taken as a whole, to any other Person; provided, that a Credit Party may merge with another Person if (i) a Credit Party is the entity surviving such merger (provided that (x) the surviving entity of a merger with any Borrower shall be or be deemed to become a Borrower and (y) the surviving entity of a merger with any Guarantor shall be or be deemed to become a Guarantor) and (ii) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing.

Section 7.03         Indebtedness of Non-Guarantor Restricted Subsidiaries.  Such Credit Party shall not permit any of its Restricted Subsidiaries that are not Credit Parties (other than any Insurance Subsidiary) to incur any Indebtedness in an aggregate principal amount (for all such Restricted Subsidiaries) in excess of $250,000,000 (other than Operating Indebtedness, Indebtedness in respect of undrawn letters of credit, Non-Recourse Insurance Subsidiary Indebtedness or Intercompany Indebtedness).

Section 7.04       Transactions with Affiliates.  Such Credit Party shall not, and shall not suffer or permit any of its Material Subsidiaries to, enter into any transaction with any Affiliate of Holdings, other than (a) transactions no less favorable to such Credit Party or Material Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of Holdings, (b) insurance transactions, intercompany pooling and other reinsurance transactions entered into in the ordinary course of business and consistent with past practice, (c) transactions between or among Holdings and its Restricted Subsidiaries and between or among Restricted Subsidiaries, (d) dividends on (and any payments to a related trust for the purpose of paying a dividend), payments on account of, or setting apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of a Credit Party or any of its Restricted Subsidiaries (or any related trust), (e) arrangements for indemnification payments for directors and officers of Holdings and its Restricted Subsidiaries, (f) intercompany transactions between or among GAFGL, KKR or any of its Subsidiaries, Holdings and Restricted Subsidiaries and between or among Restricted Subsidiaries, relating to any or all of the (i) provision of management services and other corporate overhead services, (ii) provision of personnel to other locations within Holdings’ consolidated group on a temporary basis, and (iii) provision, purchase or lease of services, operational support, assets, equipment, data, information and technology, that, in the case of any such intercompany transaction referred to in this clause (f), are subject to reasonable reimbursement or cost-sharing arrangements (as determined in good faith by Holdings), which reimbursement or cost-sharing arrangements may be effected through transfers of cash or other assets or through book-entry credits or debits made on the ledgers of each involved Subsidiary; provided that any such intercompany transaction is either (1) entered into in the ordinary course of business or (2) otherwise entered into pursuant to the reasonable requirements of the business of Holdings and the Restricted Subsidiaries, (g) transactions entered into in connection with the IPO or any Post-IPO Offerings (including various shareholder agreements), (h) ordinary-course business transactions (other than transactions of the type described in clause (c) or (f) above) that (A) do not involve the sale, transfer or other Disposition of operations or assets and (B) do not materially adversely affect the Lenders, (i) loans, Investments and guarantees among Holdings and the Restricted Subsidiaries to the extent not prohibited under this Article 7 and (j) transactions pursuant to the Tax Allocation Agreement.

Section 7.05      Compliance with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.  No Borrower will request any borrowing of Revolving Loans, and no Borrower shall directly or, to the knowledge of such Borrower, indirectly use the proceeds of any borrowing of Revolving Loans, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (b) for the purpose of funding, financing or facilitating any unlawful activities, business or transactions of or with any Sanctioned Person or in any Sanctioned Country in violation of applicable Sanctions, or (c) in any manner that would result in the violation by the Lenders of any Sanctions or, to the knowledge of such Borrower, Anti-Corruption Laws or Anti-Money Laundering Laws.  No Credit Party will knowingly fund any repayment of a Revolving Loan with proceeds derived from any unlawful transaction by any Borrower that is a violation of Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws or in any manner that would, to the knowledge of such Credit Party, otherwise cause a Lender to be in breach of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

Section 7.06      Debt to Total Capitalization Ratio.  Holdings shall not permit the Debt to Total Capitalization Ratio of Holdings and its consolidated Restricted Subsidiaries as at the end of any Fiscal Quarter to be more than 35% for Holdings and its consolidated Restricted Subsidiaries.

Section 7.07        Holdings Net Worth.  Holdings shall not permit the Net Worth of Holdings and its consolidated Restricted Subsidiaries as at the end of any Fiscal Quarter to be less than the sum of 70% of the Net Worth of GALD and its consolidated Restricted Subsidiaries as of December 31, 2023, plus 50% of the aggregate Net Income since December 31, 2023 for Holdings and its consolidated Restricted Subsidiaries (to the extent positive).

ARTICLE 8
Events of Default

Section 8.01         Events of Default.  Each of the following shall constitute an “Event of Default”:

(a)        Non-Payment.  Any Credit Party fails to pay (i) when and as required to be paid herein, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, any amount of principal of any Revolving Loans applicable to such Credit Party, or (ii) within four (4) Business Days after the same becomes due, any interest, fee or any other amount payable by it hereunder or under any other Loan Document; or

(b)        Representation or Warranty.  Any representation, warranty, certification or statement made (or deemed made) by any Credit Party in any Loan Document or in any certificate, financial statement or other document delivered pursuant to any Loan Document shall prove to have been incorrect in any material respect when made (or deemed made); or

(c)          Specific Defaults.  Any Credit Party fails to observe or perform any covenant contained in Section 6.01(e), 6.04(a) (with respect to the corporate existence of any Borrower) or 6.08 or Article 7; provided that, in the case of a breach of Section 6.01(e), delivery of a notice of Default or Event of Default shall cure such breach, unless Holdings had Knowledge of the underlying Default or Event of Default and failed to promptly deliver notice thereof; or

(d)         Other Defaults.  Any Credit Party shall fail to observe or perform any covenant or agreement contained in any Loan Document (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Borrower Representative by the Administrative Agent at the request of any Lender; or

(e)          Cross-Default.

(i)         Any Credit Party or any of their Material Subsidiaries (other than a Newly Acquired Subsidiary) (A) fails to make any payment in respect of any Material Indebtedness (other than in respect of Swap Contracts or any Newly Acquired Subsidiary Debt), when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) beyond the applicable grace or cure period thereunder, or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Material Indebtedness beyond the applicable grace or cure period thereunder if the effect of such failure, event or condition is to cause, or to permit (or, with the giving of notice or lapse of time or both, would permit) the holder or holders of any Material Indebtedness or beneficiary or beneficiaries of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, any Material Indebtedness to be declared to be due and payable prior to its stated maturity; or

(ii)        there occurs under any Swap Contract (other than any Swap Contract of a Newly Acquired Subsidiary or an Immaterial Subsidiary) an Early Termination Date (as defined in such Swap Contract) resulting from (x) any event of default under such Swap Contract as to which a Credit Party or any Material Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (y) any Termination Event (as so defined) as to which any Credit Party or any of its Material Subsidiaries is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by a Credit Party or Material Subsidiary as a result thereof is in excess of the greater of (I) $150,000,000 and (II) 2.00% of the Net Worth of Holdings and its consolidated Restricted Subsidiaries (in the aggregate for all such Swap Contracts) beyond the applicable grace or cure period thereunder (and, in the case of clause (y), a Credit Party or Material Subsidiary fails to pay such Swap Termination Value when due beyond the applicable grace or cure period thereunder);

provided, however, that no Default or Event of Default shall be deemed to occur under clause (i)(B) of this Section 8.01(e) in respect of the failure to perform or observe any such condition or covenant, or the occurrence of any such event or existence of any such condition, under any agreement or instrument relating to any Material Indebtedness owing to the Federal Home Loan Bank of Boston that is cured, remedied or otherwise resolved within five (5) Business Days of the occurrence thereof and prior to such Material Indebtedness being declared to be due and payable prior to its stated maturity, and provided further that cure or waiver of any default, acceleration, breach or other event or condition triggering an Event of Default under this clause (e), in each case under the terms of the applicable instrument or agreement, shall, automatically and without further action by any Credit Party hereunder, cure such Event of Default (unless the Administrative Agent has, prior to such cure or waiver, exercised acceleration rights pursuant to Section 8.02 hereof); or

(f)         Insolvency; Voluntary Proceedings.  Any Credit Party or any of their Material Subsidiaries (other than a Newly Acquired Subsidiary) shall commence a voluntary case or other proceeding seeking rehabilitation, dissolution, conservation, liquidation, provisional liquidation, winding-up, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, provisional liquidator, rehabilitator, dissolver, conservator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of or compromise with its creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(g)        Involuntary Proceedings.  An involuntary case or other proceeding shall be commenced against any Credit Party or Material Subsidiary (other than a Newly Acquired Subsidiary) seeking rehabilitation, dissolution, conservation, liquidation, winding-up, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, provisional liquidator, rehabilitator, dissolver, conservator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against any Credit Party or Material Subsidiary (other than a Newly Acquired Subsidiary) under the federal bankruptcy laws or any applicable foreign law as now or hereafter in effect; or any governmental body, agency or official shall apply for, or commence a case or other proceeding to seek, an order for the rehabilitation, conservation, dissolution, winding-up or other liquidation of any Credit Party or Material Subsidiary (other than a Newly Acquired Subsidiary) or of the assets or any substantial part thereof of any Credit Party or Material Subsidiary (other than a Newly Acquired Subsidiary) or any other similar remedy; or

(h)       ERISA.  With respect to any Single Employer Pension Plan or Multiemployer Plan, any ERISA Event has occurred that would reasonably be expected to result in the incurrence of liability by Holdings, Finco or any Borrower, or steps are taken to terminate any Multiemployer Plan and such termination would reasonably be expected to result in any liability of Holdings, Finco or any Borrower, where in any event, individually or in the aggregate, the liability incurred by Holdings, Finco and any Borrower would reasonably be expected to have a Material Adverse Effect; or

(i)          Judgments.  A judgment or order for the payment of money in excess of the greater of (i) $150,000,000 and (ii) 2.00% of the Net Worth of Holdings and its consolidated Restricted Subsidiaries (after (without duplication) the actual amounts of insurance recoveries, offsets and contributions received and amounts thereof not yet received but which the insurer thereon has acknowledged in writing its obligation to pay) shall be rendered against any Credit Party or Material Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of ninety (90) days after entry of such judgment (and, for purposes of this clause, a judgment shall be stayed if, among other things, an appeal is timely filed and such judgment cannot be enforced); or

(j)           Change of Control.  There occurs any Change of Control; or

(k)         Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or any Credit Party contests in writing the validity or enforceability of any material provision of any Loan Document; or any Credit Party denies in writing that it has any further liability or obligation under any material provision of any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document.

Section 8.02         Remedies.  If any Event of Default shall have occurred and be continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders:

(a)          declare the obligation of each Lender to make extensions of the Revolving Loans to be terminated;

(b)         declare the unpaid principal amount of all outstanding Revolving Loans, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, whereupon such outstanding principal amount of the Revolving Loans, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Loan Document shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)        exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law; provided that upon the occurrence of any event specified in Section 8.01(f) or Section 8.01(g) (upon the expiration of the 60-day period mentioned therein, if applicable), the obligation of each Lender to make Revolving Loans shall automatically terminate and the unpaid principal amount of all outstanding Revolving Loans and all interest and other amounts as aforesaid shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers.

Section 8.03        Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE 9
The Agents

Section 9.01     Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article 9 are solely for the benefit of the Administrative Agent, the Arrangers, the Bookrunners, the Syndication Agents and the Lenders, and no Borrower nor any other Credit Party shall have rights as a third-party beneficiary of any of such provisions (other than Sections 9.06 and 9.10).

Section 9.02        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower, any Credit Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03         Exculpatory Provisions.  No Agent-Related Person shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, no Agent-Related Person:

(a)          shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)       shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that it is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent-Related Person shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent-Related Person to liability or that is contrary to any Loan Document or applicable law; and

(c)          shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or shall be liable for the failure to disclose, any information relating to Holdings or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, any Agent-Related Person or any of their respective Affiliates in any capacity.

No Agent-Related Person shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Person shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (ii) in the absence of such Agent-Related Person’s own gross negligence or willful misconduct.  No Agent-Related Person shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent-Related Person by the Borrower Representative or a Lender.

No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent-Related Person.

Section 9.04        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Revolving Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Revolving Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05       Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by it.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article 9 shall apply to any such sub-agent selected by the Administrative Agent with reasonable care and to the Related Parties of the Administrative Agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Administrative Agent.

Section 9.06         Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower Representative.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower Representative (such consent not to be unreasonably withheld, conditioned or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower Representative and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent, with the consent of the Borrower Representative (such consent not to be unreasonably withheld, conditioned or delayed), as provided for above in this Section 9.06.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06).  The fees payable by any Credit Party to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Credit Parties and such successor.  After the retiring Administrative

Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 9 and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.07         Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon any Agent-Related Person, any Arranger, any Bookrunner, any Syndication Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent-Related Person, any Arranger, any Bookrunner, any Syndication Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender expressly (a) acknowledges to the Administrative Agent and the Arranger that the Loan Documents set forth the terms of a commercial lending facility and (b) confirms to the Administrative Agent and the Arranger that (1) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of investing in the general performance or operations of the Credit Parties and their Subsidiaries, or for the purpose of making, acquiring, purchasing or holding any other type of financial instrument such as a security, (2) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing or holding commercial loans, (3) it has, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Credit Parties and their Subsidiaries, all applicable bank or other regulatory Applicable Laws relating to the Transaction and the transactions contemplated by this Agreement and the other Loan Documents and (4) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder.  Each Lender also acknowledges and agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender or any of their respective Related Parties (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Credit Parties and their Subsidiaries and (ii) it will not assert any claim under any federal or state securities law or otherwise in contravention of this Section 9.07.

Section 9.08        No Other Duties; Other Agents; Etc.  Each of BANA and Barclays are hereby appointed Syndication Agents hereunder, and each Lender hereby authorizes BANA and Barclays to act as Syndication Agents in accordance with the terms hereof and the other Loan Documents.  The Syndication Agents and any other Agent may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and the Borrower Representative.  Anything herein to the contrary notwithstanding, none of the Arrangers, Bookrunners or Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section 9.09      Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of the Revolving Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07, 10.04 and 10.05) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(c)          and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10       Guarantee Matters.  The Lenders irrevocably authorize the Administrative Agent to release any Guarantor from the Guarantee (i) upon payment in full of all Obligations (other than unmatured, surviving contingent indemnification obligations) and the termination of all Revolving Commitments or (ii) as expressly permitted under the Loan Documents.

Section 9.11       Indemnification of Agent-Related Persons.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), ratably according to their respective portions of the total Revolving Loans and unused Revolving Commitments held on the date on which indemnification is sought, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; and provided, further, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.11.  Without limitation of the foregoing, each Lender shall reimburse each Agent-Related Person upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent-Related Person in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document or any document contemplated by or referred to herein, to the extent that such Agent-Related Person is not reimbursed for such expenses by or on behalf of any Credit Party.  The undertaking in this Section 9.11 shall survive the payment of all other Obligations and the resignation of the Administrative Agent or any Agent-Related Person.

Section 9.12         Withholding Tax.  To the extent required by any applicable law, the Administrative Agent shall withhold from any payment to any Lender an amount equal to any applicable withholding Tax.  If the IRS or any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from any amount paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any Credit Party and without limiting or expanding the obligation of any Credit Party to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to Tax or interest thereon, together with all expenses incurred, including legal expenses and any out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant

Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Article 9.  The agreements in this Article 9 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Loans and the repayment, satisfaction or discharge of all obligations under this Agreement.  Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender.

Section 9.13         Certain ERISA Matters.

(a)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower, that at least one of the following is and will be true:

(i)           such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with any Revolving Loans or any Revolving Commitments,

(ii)        the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of any Revolving Loans, any Revolving Commitments and this Agreement,

(iii)         (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Revolving Loans, the Revolving Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Revolving Loans, the Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and (k) of Section I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Section I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Revolving Loans, the Revolving Commitments and this Agreement, or

(iv)        such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)       In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower, that none of the Administrative Agent, or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Revolving Loans, the Revolving Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

Section 9.14         Erroneous Payments.

(a)         Each Lender and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 9.14(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section 9.14 shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)         Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c)         In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in immediately available funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the Federal Funds Rate.

(d)          In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Revolving Loans (but not its Revolving Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Revolving Loans (but not Revolving Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment.  Without limitation of its rights hereunder, the Administrative Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation all of the Revolving Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration.  The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 10.07 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)        Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 9.14 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by any Borrower or any other Credit Party, except, in each case of clause (x) and this clause (y), to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from any Borrower or any other Credit Party for the purpose of making a payment on the Obligations and (z) except to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from any Borrower or any other Credit Party for the purpose of making a payment on the Obligations, to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f)         Each party’s obligations under this Section 9.14 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of all Revolving Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g)       Nothing in this Section 9.14 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

ARTICLE 10
Miscellaneous

Section 10.01       Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders and the applicable Borrower or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by the Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, modification or supplement; provided, further, that no such amendment, waiver or consent shall:

(a)       extend or increase any Revolving Commitment of any Lender (or reinstate any Revolving Commitment terminated pursuant to Section 8.02) without the written consent of such Lender; provided that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default prior to the termination of any Revolving Commitments pursuant to Section 8.02 shall constitute an increase in any Revolving Commitment of any Lender;

(b)          postpone or delay the maturity of the Revolving Loans or any date for the payment of any interest, premium or fees due to the Lenders (or any of them) hereunder or under any other Loan Document, or reduce the amount of, or rate, as applicable, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby (other than as a result of waiving (i) an Event of Default in accordance with the terms hereof, (ii) default interest hereunder to the extent a waiver of the underlying default giving rise to such default interest does not require a vote of all Lenders or (iii) a mandatory prepayment to be made hereunder); provided that, for the avoidance of doubt, the provisions of Section 3.05(b) shall not be deemed to be a reduction of the amount of, or rate of, interest payable on any Revolving Loan;

(c)          amend the definition of “Required Lenders” or “Pro Rata Share” without the consent of each Lender; provided that with the consent of Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Required Lenders” or “Pro Rata Share” on substantially the same basis as the Revolving Commitments and the Revolving Loans are included on the Effective Date without the written consent of each Lender;

(d)        amend the definition of “Interest Period” to permit Interest Periods with a duration of longer than six months without the written consent of each Lender;

(e)         release any Guarantor from the Guarantee except as expressly permitted under the Loan Documents (including Section 9.10(i)) as in effect on the Effective Date, without the written consent of each Lender;

(f)          amend this Section 10.01, or any other provision of this Agreement that by its express terms requires the consent of all or all affected Lenders, without the written consent of each Lender or each affected Lender, as applicable;

(g)         subject to Section 2.11, change Section 2.10 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(h)        consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Loan Document without the written consent of each Lender;

(i)          amend, modify or waive this Agreement or the Guarantee Agreement so as to alter the ratable treatment of Obligations arising under the Loan Documents and Guaranteed Obligations arising under the Guaranteed Swap Contracts or the definition of “Guaranteed Swap Contract”, “Obligations” or “Guaranteed Obligations” in each case in a manner adverse to any contractual counterparty to any such Guaranteed Swap Contract with Guaranteed Obligations then outstanding without the written consent of any such contractual counterparty; or

(j)          amend, modify, terminate or waive any provision of the Loan Documents as the same applies to the Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent, in each case without the consent of the Administrative Agent;

provided, further, that (i) no such agreement shall, unless in writing and signed by the Administrative Agent, in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document (except with respect to the removal of the Administrative Agent) and (ii) any fee agreement referred to in Section 2.07 may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except for any amendment, waiver or consent pursuant to Section 10.01(a), (b) or (c).

Section 10.02       Notices.

(a)         Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile or electronic transmission).  All such written notices shall be mailed, emailed, faxed or delivered to the applicable address, facsimile number (provided that any matter transmitted by the Borrower Representative by facsimile (1) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 10.02, and (2) shall be followed promptly by delivery of a hard copy original thereof) or (subject to clause (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)         if to any Borrower, any other Credit Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)       if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its administrative questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower Representative and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile or electronic mail, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of clause (c) below), when delivered; provided that notices and other communications to the Administrative Agent pursuant to Article 2 shall not be effective until actually received by such Person.  In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)          Electronic Communications:

(1)          Notices and other communications to the Administrative Agent, and the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to the Administrative Agent or any Lender pursuant to Article 2 if such Person has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing subclause (i) of notification that such notice or communication is available and identifying the website address therefor.

(2)       Holdings and each of its Subsidiaries understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent.

(3)        The Platform and any Approved Electronic Communications are provided “as is” and “as available”.  None of the Agent-Related Persons warrant the accuracy, adequacy or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications, except for such losses, costs, expenses or liabilities as are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects is made by the Agent-Related Persons in connection with the Platform or the Approved Electronic Communications.

(4)         Holdings, each of its Subsidiaries and each Lender agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(c)          The Agent-Related Persons and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Borrower, including by the Borrower Representative, even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Each Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, out-of-pocket expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such Borrower; provided that such indemnity shall not, as to any such Person, be available to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person.  All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03       No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.04      Costs and Expenses.  Finco agrees to pay or reimburse (a)  the Administrative Agent, each Arranger, each Bookrunner and each Syndication Agent, in each case together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates, for all reasonable costs and out-of-pocket expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents, including all Attorney Costs, which Attorney Costs shall be limited to the reasonable fees and reasonable disbursements of Milbank LLP and, if reasonably necessary (in the sole discretion of the Administrative Agent), a single local counsel in each appropriate jurisdiction and a single insurance regulatory counsel, collectively, for each of the foregoing Persons, (b) each Agent-Related Person for all reasonable costs and out-of-pocket expenses incurred in connection with any amendment, waiver, consent or other modification of the provisions hereof and thereof and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, which Attorney Costs shall be limited to the reasonable fees and reasonable disbursements of a single primary counsel and, if reasonably necessary (in the sole discretion of the Administrative Agent), a single local counsel in each appropriate jurisdiction and a single insurance regulatory counsel, collectively, for each Agent-Related Person, and (c) each Agent-Related Person and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement (including this Section 10.04) or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including in any Insolvency Proceeding or appellate proceeding), including all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes (other than income taxes) related thereto and other out-of-pocket expenses incurred by each Agent-Related Person and the cost of independent public accountants and other outside experts (subject to the limitations above) retained by such Agent-Related Person or any Lender, as applicable.  All amounts due under this Section 10.04 shall be payable within ten (10) Business Days after written demand therefor.  The agreements in this Section 10.04 shall survive the repayment of the Revolving Loans and the other Obligations.

Section 10.05       Finco Indemnification; Damage Waiver.

(a)        Whether or not the transactions contemplated hereby are consummated, Finco shall indemnify and hold harmless the Administrative Agent, each Arranger, each Bookrunner, each Syndication Agent, each Lender and their respective Affiliates, and the directors, officers, employees, advisors, agents and partners (to the extent such Person is a partnership) of such Persons and Affiliates involved with the Transactions (collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, charges and costs, expenses and disbursements (including reasonable Attorney Costs) of any kind or nature whatsoever (including those arising from or relating to any environmental matters) that may at any time be imposed on, incurred by or asserted against any such Indemnified Person by any third party or by any Borrower or any other Credit Party (x) that directly or indirectly owns the equity interests of any Borrower or (y) whose equity interests are owned directly or indirectly by any Borrower, in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Revolving Commitment or Revolving Loan or the use or proposed use of the proceeds therefrom, (iii) any Environmental Liability related to Holdings or any of its Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnified Person; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (including Attorney Costs) (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person in connection with or as a result of the transactions hereunder or (B) arise out of or are in connection with any claim, litigation, loss or proceeding not involving an act or omission of Holdings or any of its Subsidiaries (other than an Indemnified Person) and that is brought by an Indemnified Person against another Indemnified Person (other than against the Administrative Agent, any Arranger, any Bookrunner or any Syndication Agent in their capacities as such or any other Indemnified Person in performing the services that are the subject of the Loan Documents).  No Indemnified Person shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement other than for any direct damages (and specifically excluding indirect, consequential, special or punitive damages) determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person.  Neither any Credit Party nor any Indemnified Person will have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Credit Party’s or such Indemnified Person’s activities related to the transactions hereunder; provided that, that nothing contained in this sentence shall limit any Credit Party’s indemnification obligations hereunder to the extent such indirect, consequential, special or punitive damages are included in any third-party claim whereby any Indemnified Person is entitled to indemnification hereunder.  All amounts due under this Section 10.05 shall be payable within thirty (30) days after written demand therefor together with, if requested by Finco, backup documentation supporting such indemnification request.  The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)       No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for any direct damages (and specifically excluding indirect, consequential, special or punitive damages) determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person.

Section 10.06     Marshaling; Payments Set Aside.  Neither of the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Borrower makes a payment to the Administrative Agent or the Lenders (or to the Administrative Agent on behalf of the Lenders), or the Administrative Agent or any Lender enforces any security interests or exercises any right of set-off, and such payment or the proceeds of such enforcement or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent.

Section 10.07       Assignments, Successors, Participations, Etc.

(a)         Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder (except as expressly permitted in Section 6.04 or 7.02) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b) or (ii) by way of participation in accordance with the provisions of Section 10.07(d) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (as defined below) to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and Revolving Loans at the time owing to it (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Revolving Loan and any related Revolving Commitments)); provided that:

(i)          except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Loans or Revolving Commitment at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing under Section 8.01(a), (f) or (g), the Borrower Representative otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed); provided that the Borrower Representative shall be deemed to have consented unless it shall object thereto by written notice to the Administrative Agent within fifteen (15) Business Days after having received notice thereof;

(ii)       each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Loans or the Revolving Commitments assigned under this Agreement;

(iii)        the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption; such Assignment and Assumption to be (A) electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually) and (B) delivered together with a processing and recordation fee of $3,500, unless waived or reduced by the Administrative Agent in its sole discretion; provided that, no processing and recordation fee shall be payable in connection with an assignments by or to any Arranger or its Affiliates; and

(iv)         if the Eligible Assignee shall not be a Lender, (A) the relevant assignor, at the time that it notifies the Administrative Agent of such proposed assignment, shall deliver to the Administrative Agent a duly executed Form W‑9 of the proposed Eligible Assignee and (B) such Eligible Assignee shall deliver to the Administrative Agent an administrative questionnaire, in the form prescribed by the Administrative Agent.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, (provided that, with respect to circumstances in effect on the effective date of such Assignment and Assumption, an Eligible Assignee shall not be entitled to receive any greater payment under Section 3.01 than the applicable Lender would have been entitled to receive had the assignment not taken place) and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning

Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.03, 3.04, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrowers (at their expense) shall execute and deliver a Revolving Loan Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c)         Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts of (and stated interest on) the Revolving Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each Borrower and each Lender (with respect to its own interests in the Facility only) at any reasonable time and from time to time upon reasonable prior notice.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(d)         Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower Representative or the Administrative Agent, sell participations to any Person (other than a Natural Person or any Credit Party or any Affiliate or Subsidiary of any Credit Party or any Disqualified Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitments and/or Revolving Loans); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Credit Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant.  Except to the extent limited by Section 10.07(e), each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.03 and 3.04 (subject to the limitations and requirements of such Sections (including Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the participating Lender) and Section 3.01(f)) and Section 3.07, as if such Participant were a Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.10 as though it were a Lender.

Each Lender that sells a participation pursuant to this Section 10.07(d) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrowers, maintain a register on which it records the name and address of each participant and the principal amounts of (and stated interest on) each participant’s participation interest with respect to the Revolving Loans or other obligations under the Loan Documents (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Revolving Commitments, Revolving Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Revolving Commitment, Revolving Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b)(1) of the proposed United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)          Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a change to a Requirement of Law that occurs after such Participant acquired the applicable participation; provided that this Section 10.07(e) shall not apply if the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent.

(f)         Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Revolving Loan Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank of similar function having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)         Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.08       Confidentiality.  The Administrative Agent, each Arranger, each Bookrunner, each Syndication Agent and each Lender shall maintain the confidentiality of all information provided to it by or on behalf of Holdings or any Subsidiary, or by the Administrative Agent on Holdings’ or such Subsidiary’s behalf, under this Agreement or any other Loan Document, it being understood and agreed by the Credit Parties that, in any event, the Administrative Agent may disclose such information to the Lenders and the Administrative Agent, each Arranger, each Bookrunner, each Syndication Agent and each Lender may make disclosures thereof to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by such Person on breach of the provisions of this Section 10.08, or (ii) was or becomes available on a non-confidential basis from a source other than Holdings or its Subsidiaries; provided that such source is not bound by a confidentiality agreement with Holdings or any of its Subsidiaries known to such Person; provided, further, that the Administrative Agent, any Arranger, any Bookrunner, any Syndication Agent, any Documentation Agent or any Lender may disclose such information (a) at the request or pursuant to any requirement of any Governmental Authority or representative thereof to which such Person is subject (including the NAIC) or in connection with an examination of such Person by any such authority; (b) pursuant to subpoena or other court process; (c) when required to do so in accordance with the provisions of any applicable Requirement of Law; (d) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (e) to such Person’s independent auditors, credit insurance providers and other professional advisors on a confidential basis; (f) to any Participant, Lender or Eligible Assignee (including such parties’ investors or investment or professional advisors), actual or potential; provided that such Person agrees to be bound by the terms of this Section 10.08 (or language substantially similar to this Section 10.08) which agreement may be pursuant to customary syndication practice; (g) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which Holdings or any Subsidiary is party with such Lender or such Affiliate; (h) to its Affiliates and to their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other advisors, experts or agents who need to know such information and who have been informed of the confidential nature thereof (and to other Persons authorized by a Lender or the Administrative Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.08); (i) to any other party to this Agreement; (j) to any pledgee referred to in Section 10.07(f) or any direct or indirect contractual counterparty or prospective counterparty (or such counterparty’s or prospective counterparty’s professional advisor) to any swap, derivative or other transaction under which payments are to be made by reference to the Credit Party and its obligations, this Agreement or payments hereunder; provided that such Person agrees to be bound by the terms of this Section 10.08 (or language substantially similar to this Section 10.08); (k) to Moody’s and S&P and other rating agencies in connection with the ratings contemplated by the Loan Documents; (l) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolving Loans and (m) with the consent of the Borrower Representative.  In addition, the Administrative Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, and on a need to know and confidential basis, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.  In the case of confidential information received from Holdings or any Subsidiary after the date hereof, such information shall be clearly identified at the time of delivery as confidential.  In the case of clauses (b) and (c), the disclosing party shall give notice of such disclosure to the Borrower Representative (other than any disclosure in connection with routine bank examinations), to the extent not otherwise prohibited by any Requirement of Law. For the avoidance of doubt, nothing in this Agreement or any other Loan Document prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules or regulations to a governmental, regulatory or self-regulatory authority without any notification to any person.

Section 10.09       Set-off.  In addition to any rights and remedies of the Lenders provided by law, if an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is authorized at any time and from time to time, without prior notice to the applicable Borrower, any such notice being waived by each Borrower, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or Affiliate to or for the credit or the account of such Borrower against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured; provided that neither any Lender nor any of its Affiliates shall be entitled to exercise any such set off with respect to any trust, tax reserve, employee benefit or payroll account.  Each Lender agrees to promptly notify the Borrower Representative and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.10       Notification of Addresses, Lending Offices, Etc.  Each Lender shall notify the Administrative Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

Section 10.11      Effectiveness; Counterparts.  (a)  This Agreement shall become effective upon (i) the execution of a counterpart hereof by each of the parties hereto, (ii) the receipt by the Borrowers and the Administrative Agent of written notification of such execution and authorization of delivery thereof and (iii) the satisfaction or waiver of the conditions precedent set forth in Section 4.01.  This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

(a)          Electronic Signatures.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf.  or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement and any other document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent, provided that, the Administrative Agent hereby agrees to accept, and hereby consents to the use of, electronic signatures to this Agreement from all parties hereto.  Without limiting the generality of the foregoing, each Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrowers, electronic images of this Agreement or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.  Upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be followed by a manually executed counterpart thereof, if and when reasonably practicable.

Section 10.12     Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf, and shall continue in full force and effect as long as the Revolving Loans or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.13       Severability.  If any provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (i) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (ii) the other provisions of the Loan Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lenders in order to carry out the intentions of the parties thereto as nearly as may be possible and (iii) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

Section 10.14       Replacement of Defaulting Lenders and Non-Consenting Lenders.  If any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)          the Administrative Agent shall have received the assignment fee specified in Section 10.07(b) from the Borrowers; and

(b)        such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Sections 2.05(c), 3.01, 3.03 and 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrowers (in the case of all other amounts).

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

No action by or consent of a Defaulting Lender or a Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price.  In connection with any such assignment the Borrowers, the Administrative Agent, such Defaulting Lender or such Non-Consenting Lender and the replacement Lender shall otherwise comply with this Section 10.14; provided that if such Defaulting Lender or such Non-Consenting Lender does not comply with this Section 10.14 within one (1) Business Day after the Borrowers’ request, compliance with this Section 10.14 shall not be required to effect such assignment.

Section 10.15       Governing Law; Jurisdiction; Consent to Service of Process.

(a)         This Agreement shall be construed in accordance with and governed by the law of the State of New York without reference to conflicts of laws (other than Section 5-1401 and Section 5-1402 of the New York General Obligations Law).

(b)       Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York sitting in New York County, and any relevant appellate court, in any action or proceeding (whether in tort, contract, law or equity) arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.  Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each Credit Party that is organized under the laws of a jurisdiction outside the United States hereby appoints Finco, and Finco hereby accepts such appointment, as agent for service of process of each such Credit Party in any matter related to this Agreement or the other Loan Documents.  Nothing in any Loan Document shall affect any right that any Lender or the Administrative Agent may otherwise have to bring any action or proceeding relating to any Loan Document against any Credit Party or its properties in the courts of any jurisdiction.

(c)        Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in clause (b) of this Section 10.15.  Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(d)        To the extent permitted by applicable law, each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.02.  Nothing in any Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.16       Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO OR OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 10.17       PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the PATRIOT Act and the Beneficial Ownership Regulation.

Section 10.18      Entire Agreement.  This Agreement, together with the other Loan Documents and any separate agreements with respect to fees payable to the Administrative Agent, the Arrangers and the Bookrunners, embodies the entire agreement and understanding among the Credit Parties, the Lenders and the Administrative Agent and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

Notwithstanding the foregoing, other than the provisions of the Fee Letters and those provisions of the Commitment Letter which by the terms of the Commitment Letter remain in full force and effect after execution and delivery of the Loan Documents, on the Effective Date, all of the obligations of the Arrangers, Bookrunners and commitment parties under the Commitment Letter shall terminate and be superseded by the Loan Documents and the Arrangers, Bookrunners and commitment parties under the Commitment Letter shall be released from all liability in connection therewith, including any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise.

Section 10.19     Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.20       Obligations Several; Independent Nature of Lenders Right.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolving Commitment of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.21     No Fiduciary Duty.  The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates.  Each Credit Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other.  The Credit Parties acknowledge and agree that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (b) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person.  Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

Section 10.22       Judgment Currency.

(a)         This is an international loan transaction in which the specification of a particular currency (the “Specified Currency”) and place of payment (the “Specified Place”) is of the essence, and the obligation of each Credit Party under this Agreement to make payment to or for account of a Guaranteed Party in the Specified Currency shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed or converted into any other currency or in another place except to the extent that such tender or recovery results in the effective receipt by such Guaranteed Party in the Specified Place of the full amount of the Specified Currency payable to such Guaranteed Party under this Agreement.

(b)        If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Judgment Currency”), the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Specified Currency at the principal office of the Administrative Agent in the Specified Place with the Judgment Currency on the Business Day next preceding the day on which such judgment is rendered.  The obligation of each Credit Party in respect of any such sum due from it to the Administrative Agent or any Guaranteed Party (the “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Judgment Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer of the Specified Currency to the Specified Place with the amount of the Judgment Currency so adjudged to be due; and each Credit Party hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

Section 10.23      Acknowledgment and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)           a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.24     Acknowledgment Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Guaranteed Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)         In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the

Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)         As used in this Section 10.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)           a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)          a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)         a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 10.25       Release of Borrowers.

(a)        Any Borrower may be removed as a Borrower (a “Borrower Release”) upon execution and delivery to the Administrative Agent by each of the Credit Parties of a written notification to such effect (a “Release Notice”), pursuant to the terms of this Section 10.25. Upon delivery of a Release Notice with respect to any such Borrower and the satisfaction of the conditions in Section 10.25(b), such Borrower shall be fully released and discharged from all obligations, including the Obligations, under this Agreement and the other Loan Documents to which it is a party, shall no longer be party to this Agreement or any of the other Loan Documents and shall not constitute a “Borrower” hereunder or thereunder. The delivery of a Release Notice with respect to any Borrower shall not terminate any obligation of any other Borrower.

(b)          The effectiveness of each such Borrower Release shall be subject to the following:

(i)           each such Borrower has repaid all principal of and interest on each Revolving Loan made to it and all fees and other amounts payable by it hereunder and under the other Loan Documents, including all Attorney Costs relating to such Borrower Release, have been paid in full (other than unmatured, surviving contingent indemnification obligations not yet due and payable); and

(ii)          after giving effect to such release, there is at least one Borrower hereunder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their proper and duly authorized officers as of the day and year first above written.

GLOBAL ATLANTIC LIMITED (DELAWARE), as Holdings and a Guarantor

By:	/s/ Peggy Poon
Name: Peggy Poon
Title: Treasurer

GLOBAL ATLANTIC (FIN) COMPANY,
as Finco and a Guarantor

By:	/s/ Peggy Poon
Name: Peggy Poon
Title: Treasurer

COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY, as a Borrower

By:	/s/ Peggy Poon
Name: Peggy Poon
Title: Treasurer

FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY, as a Borrower

By:	/s/ Peggy Poon
Name: Peggy Poon
Title: Treasurer

[Signature Page to Credit Agreement]

FORETHOUGHT LIFE INSURANCE COMPANY, as a Borrower

By:	/s/ Peggy Poon
Name: Peggy Poon
Title: Treasurer

ACCORDIA LIFE AND ANNUITY COMPANY, as a Borrower

By:	/s/ Peggy Poon
Name: Peggy Poon
Title: Treasurer

GLOBAL ATLANTIC RE LIMITED,
as a Borrower

By:	/s/ Alberto Autmezguine
Name: Alberto Autmezguine
Title: Chief Financial Officer

GLOBAL ATLANTIC ASSURANCE LIMITED, as a Borrower

By:	/s/ Alberto Autmezguine
Name: Alberto Autmezguine
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

WELLS FARGO BANK, N.A.,
as Administrative Agent

By:	/s/ Jason Hafener
Name: Jason Hafener
Title: Managing Director

WELLS FARGO BANK, N.A.,
as a Lender

By:	/s/ Jason Hafener
Name: Jason Hafener
Title: Managing Director

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Reid Lewis
Name: Reid Lewis
Title: Vice President

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Evan Moriarty
Name: Evan Moriarty
Title: Authorized Signatory

[Signature Page to Credit Agreement]

BMO BANK N.A.,
as a Lender

By:	/s/ Christopher Clark
Name: Christopher Clark
Title: Managing Director

BNP PARIBAS,
as a Lender

By:	/s/ Hampton Smith
Name: Hampton Smith
Title: Managing Director

By:	/s/ Patrick Cunnane
Name: Patrick Cunnane
Title: Director

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ James S. Mintzer
Name: James S. Mintzer
Title: Executive Director

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Srisupen Andersen
Name: Srisupen Andersen
Title: SVP

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Alex Figueroa
Name: Alex Figueroa
Title: Authorized Signatory

THE TORONTO-DOMINION BANK,
NEW YORK,
as a Lender

By:	/s/ Betty Chang
Name: Betty Chang
Title: Authorized Signatory

TRUIST BANK,
as a Lender

By:	/s/ Andrew Silsbee
Name: Andrew Silsbee
Title: Director

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.,
as a Lender

By:	/s/ Cara Younger
Name: Cara Younger
Title: Managing Director

By:	/s/ Andrew Pargament
Name: Andrew Pargament
Title: Managing Director

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Amanda DeRoche
Name: Amanda DeRoche
Title: Authorized Signatory

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Devon Alexander
Name: Devon Alexander
Title: Vice President

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

STANDARD CHARTERED BANK,
as a Lender

By:	/s/ Steven Gargiulo
Name: Steven Gargiulo
Title: Executive Director

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Kyle Rinderle
Name: Kyle Rinderle
Title: Vice President

[Signature Page to Credit Agreement]